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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Compass Minerals International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Aggregate number of securities to which transaction applies:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2017

To our Stockholders:

        We cordially invite you to attend the 2017 annual meeting of stockholders of Compass Minerals International, Inc. The meeting will take place at our headquarters, located at 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, on Wednesday, May 3, 2017, at 9:00 a.m. We look forward to your attendance either in person or by proxy.

        At the meeting, our stockholders will be asked to consider and act upon the following items of business:

  1.
  Elect three directors, each for a term of three years;

  2.
  Approve, on an advisory basis, the compensation of our named executive officers;

  3.
  Approve, on an advisory basis, the frequency of the advisory approval of our named executive officer compensation;

  4.
  Ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for 2017; and

  5.
  Consider any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

        Only stockholders of record as of the close of business on March 6, 2017, may vote at the meeting or any postponements or adjournments of the meeting. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's "notice and access" rules again this year. This process reduces the costs of printing and distributing our proxy materials while reducing the environmental impact of our annual meeting. If you would like more information, please see the Questions and Answers section of this proxy statement.

        Your vote is very important. Please vote regardless of whether or not you plan to attend our annual meeting.

By Order of the Board of Directors,

Diana C. Toman
Senior Vice President, General Counsel and Secretary

March 21, 2017

        To make it easier for you to review the proxy statement and vote, we offer four options:

via the Internet	Visit www.proxyvote.com.	by mail	Sign, date and return your proxy card or voting instruction form.
by phone	Call the telephone number on your proxy card, voting instruction form or notice of internet availability.	in person	Attend the annual meeting and bring photo identification (beneficial owners must also bring a legal proxy from a record holder).

Important Notice Regarding the Availability of Proxy Materials: This Notice of Meeting, this Proxy Statement and our 2016 Annual Report are available at www.proxyvote.com (with your investor identification number) and www.compassminerals.com.

PROXY STATEMENT SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to the "Company," "Compass Minerals," "we," "us" and "our" refer to Compass Minerals International, Inc.

2017 Annual Meeting of Stockholders

Date:	May 3, 2017

Time:	9:00 a.m., local time

Place:	Compass Minerals' headquarters, located at 9900 West 109th Street, Suite 100, Overland Park, Kansas

Record Date:	March 6, 2017

Voting:	Stockholders as of the close of business on March 6, 2017 (the record date) are entitled to one vote per share of common stock

Voting Matters and our Board of Director's Recommendation

Agenda Item		Board Vote Recommendation	Page Reference

Item 1:	Elect three directors	FOR each Director Nominee	8

Item 2:	Approve, on an advisory basis, the compensation of the Company's named executive officers	FOR	27

Item 3:	Approve, on an advisory basis, the frequency of the advisory approval of the Company's named executive officer compensation	EVERY "1 YEAR"	28

Item 4:	Ratify the appointment of Ernst & Young LLP as the company's independent registered accounting firm for 2017	FOR	63

        In addition to these matters, stockholders may be asked to vote on such other business as may properly come before our 2017 annual meeting of stockholders (the "Annual Meeting").

Director Nominees

        Stockholders are being asked to elect Valdemar L. Fischer, Richard S. Grant and Amy J. Yoder as directors, who have each been nominated by our Board of Directors (our "Board of Directors" or "Board").

        Our stockholders expect our Board to oversee management performance, ensure the long-term interests of our stockholders are being served, monitor risks and adherence to our policies and perform the duties and responsibilities assigned to our Board under our Bylaws and the laws of the State of Delaware, our state of incorporation. To fulfill these responsibilities, our Board is committed to being comprised of directors who bring diverse backgrounds, viewpoints and perspectives. We believe each of our directors' qualifications add to the overall performance of our Board. The following table and charts provide an overview of each of our directors, including our three nominees. Additional information about each director's background and experience can be found in the "2017 Nominees for Director and Continuing Directors" section of this Proxy Statement.

i

Our Board of Directors

Name, Qualifications and Attributes	Principal Occupation and Other Public Company Boards	Class	Director Since	Current Term Expires	Age	Board Committees			
						A	Comp	EHS	G
2017 Director Nominees									
Valdemar L. Fischer*	Retired Group Executive, Global Marketing and Product Portfolio, Nufarm Limited *Other Boards: None*	II	2017	2017	53	■	■		
Richard S. Grant*	Retired Chief Executive Officer, BOC Process Gas Solutions *Other Boards: BlueLinx Holdings, Inc.*	II	2004	2017	70	■	■		■
Amy J. Yoder*	President and Chief Executive Officer, Anuvia Plant Nutrients *Other Boards: None*	II	2012	2017	50		■		■
Continuing Directors									
David J. D'Antoni*	Retired Senior Vice President and Group Operating Officer of APAC and Valvoline, Ashland, Inc. *Other Boards: State Auto Financial Corporation and OMNOVA Solutions, Inc.*	III	2004	2018	72			■	C
Allan R. Rothwell*	Retired Executive Vice President and President of the Voridian Division, Eastman Chemical Company *Other Boards: OMNOVA Solutions, Inc.*	III	2006	2018	69	F		■	
Lori A. Walker*	Retired Chief Financial Officer and Senior Vice President, The Valspar Corporation *Other Boards: Constellium N.V.*	III	2015	2018	59	C F	■		
Eric Ford*	Retired Executive Vice President, Office of the Chief Executive Officer, Peabody Energy Corporation *Other Boards: None*	I	2011	2019	62			C	■
Francis J. Malecha	President and Chief Executive Officer, Compass Minerals International, Inc. *Other Boards: None*	I	2013	2019	53			■	
Paul S. Williams*	Partner and Managing Director, Major, Lindsey & Africa, LLC *Other Boards: Bob Evans Farms, Inc. and Essendant, Inc.*	I	2009	2019	57	■	C		

* Independent

A Audit Committee
G Nominating/Corporate Governance Committee
Comp Compensation Committee
C Committee Chair
EHS Environmental, Health and Safety Committee
F Audit Committee Financial Expert

Qualifications and Attributes:

- Business/Functional Leader (9 Directors)
- Diversity (4 Directors)
- Financial Experts (2 Directors)
- Industry Knowledge (4 Directors)
- International Business (8 Directors)
- Risk Management (8 Directors)
- Sales and Marketing (8 Directors)
- Strategy/M&A (9 Directors)
- Talent Development (2 Directors)

Board Snapshot

Corporate Governance Highlights

        Our Board of Directors places great value on strong governance controls and regularly evaluates and implements emerging best practices. Set forth below are key highlights of our corporate governance practices that are further discussed beginning on page 14 of this Proxy Statement:

  •
  Our Board believes it is appropriately sized with nine members.

  •
  Our Board annually reviews its size and composition and assesses its ability to function effectively and with appropriate expertise and diversity. With the acquisition of a Brazilian subsidiary, the Board determined that it needed to increase its size to add a director with Brazilian agricultural experience. In February 2017, the Board appointed Valdemar L. Fischer to the Board to stand for election at our Annual Meeting.

  •
  Our Board leadership consists of a Lead Independent Director and independent directors serving as all Board committee chairs. Our Lead Independent Director has a strong role and significant corporate governance responsibilities, including coordinating with our Chief Executive Officer (our "CEO") on Board meeting agendas and approval of final agendas.

  •
  All of our directors except our CEO are independent with varying degrees of tenure on our Board.

  •
  We value diversity, which is exhibited in the diversity of our directors' genders, ethnicities, areas of professional expertise and backgrounds.

  •
  Our Board met four times in 2016. The Board held executive sessions of independent directors at each regularly scheduled Board meeting and Board committee meeting in 2016. During 2016, each director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served.

  •
  Our Board includes two audit committee financial experts.

  •
  Our Board oversees our enterprise risk management process and succession plans for all executive officers.

  •
  Our Board recognizes the environmental, health and safety risks that are inherent in our business and actively oversees our compliance with environmental, health and safety initiatives through its Environmental, Health and Safety Committee (the "EHS Committee").

  •
  Our anti-hedging policy prohibits all directors, executive officers and employees from engaging in short sales of our securities and from buying, selling or investing in Company-based derivative securities, including entering into any hedging transactions with respect to our securities or engaging in comparable transactions.

  •
  Self-evaluations for our Board as a whole, each Board committee and individual directors are conducted on an annual basis.

  •
  All directors are in compliance with our Stock Ownership Guidelines requiring significant director ownership of our common stock.

Advisory Approval of Executive Compensation

        Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers ("NEOs"), commonly referred to as a "say-on-pay vote." Our Board and the Compensation Committee value the opinions expressed by our stockholders and will continue to consider the results of this say-on-pay vote when evaluating our executive compensation program in the future.

Advisory Approval of Frequency of the Advisory Approval on Executive Compensation

        Stockholders are being asked to approve, on an advisory basis, a recommendation as to how often we should include a say-on-pay vote in our proxy materials for future annual meetings of our stockholders. Our Board believes say-on-pay votes should be conducted every year (as opposed to every two or three years) so that stockholders may annually express their views on our executive compensation program.

Executive Compensation Highlights

        Our executive compensation program is designed to promote stockholder interests by aligning our compensation with the realization of our business objectives and stockholder value. Set forth below are key highlights of our executive compensation program that are further discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement:

  •
  Our stockholders affirmed their support of our executive compensation program in 2016 by casting 97.95% of the votes in favor of our NEO compensation.

  •
  The performance of our executive officers is essential to achieving our goal of increasing stockholder value. Our executive compensation program has a significant portion of at-risk short-term and long-term components to ensure alignment of executive officer and stockholder interests.

  •
  Our executives' total direct compensation consists of three principal elements (base salary, annual cash incentive bonuses based on Company and individual objectives and long-term equity incentives). Our Compensation Committee regularly reviews each of our NEO's total direct compensation to ensure they are tied to performance, competitive in comparison to our peers and appropriate to attract and retain top talent.

  •
  Our 2016 targeted fixed compensation for our CEO was 23% of his total direct compensation package, and for our other NEOs (other than John D. Craft, who is serving as Interim Chief Financial Officer), the targeted fixed compensation was 37% of their total direct compensation.

  •
  Variable compensation, which is comprised of cash incentive bonuses and long-term equity, was targeted for 2016 to constitute 77% of our CEO's total direct compensation and 63% of the total direct compensation of our other NEOs (other than Mr. Craft).

  •
  Our Management Annual Incentive Program ("MAIP") is our annual cash incentive bonus program, which rewards our executive officers for achieving stretch targets that emphasize Company-wide, business unit and individual executive performance. In 2016, our annual cash bonus under our MAIP paid out at 79% of target on average for our NEOs.

  •
  There were no discretionary bonuses to any of our NEOs.

  •
  A significant portion of our executive compensation is tied to long-term performance with 100% of our long-term incentive awards denominated and paid in equity rather than cash.

  •
  All executive officers are in compliance with our Stock Ownership Guidelines, which require significant executive ownership of Compass Minerals common stock.

  •
  Our Compensation Clawback Policy requires repayment of bonus or other incentive-based or equity-based compensation awarded or paid under our incentive plans in the event of a financial restatement. Our executives are subject to a strong "no fault" policy whether or not the executive officer's actions involve misconduct.

  •
  Under our 2015 Incentive Award Plan and our Corporate Governance Guidelines, stockholder approval is required to reprice any previously granted stock options.

Ratification of Auditors

        Stockholders are being asked to ratify the selection of Ernst & Young LLP as our independent registered accounting firm for 2017.

v

COMPASS MINERALS INTERNATIONAL, INC.
9900 West 109th Street, Suite 100
Overland Park, Kansas 66210
(913) 344-9200

2017 PROXY STATEMENT

        Compass Minerals is a leading provider of essential minerals that solve nature's challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses; specialty plant nutrition minerals that improve the quality and yield of crops; and specialty chemicals for water treatment and other industrial processes. As of December 31, 2016, we operated 22 production and packaging facilities, including:

  •
  The largest rock salt mine in the world in Goderich, Ontario, Canada;
  •
  The largest dedicated rock salt mine in the U.K. in Winsford, Cheshire;
  •
  A solar evaporation facility located in Ogden, Utah, which is both the largest sulfate of potash ("SOP") specialty fertilizer production site and the largest solar salt production site in the Western Hemisphere;
  •
  Several mechanical evaporation facilities producing consumer and industrial salt; and
  •
  Multiple facilities producing essential agricultural nutrients and specialty chemicals in Brazil.

        We provide highway deicing salt and other salt products to customers in the United States, Canada and the U.K. Our plant nutrition business produces and markets specialty plant nutrition products to distributors and retailers of crop inputs, as well as growers worldwide. Our principal plant nutrition product in North America is SOP. In October 2016, we significantly expanded our plant nutrition business with the acquisition of Produquímica Indústria e Comércio S.A. ("Produquímica"), which operates two primary businesses in Brazil—agricultural productivity, which manufactures and distributes a broad offering of specialty plant nutrition solution-based products, and chemical solutions, which manufactures and markets specialty chemicals, primarily for the chemical and industrial markets and for use in the water treatment industry. In the U.K., we operate a records management business utilizing excavated areas of our Winsford salt mine with one other location in London, England.

        Our Board of Directors is providing you this Proxy Statement in connection with the solicitation of proxies on its behalf for the Annual Meeting. The meeting will take place at our headquarters, 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210 on Wednesday, May 3, 2017, at 9:00 a.m. local time. At the meeting, stockholders will vote on the election of three directors, advisory approval of the compensation of our NEOs, advisory approval of the frequency of the advisory approval of the company's NEO compensation and ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for 2017. In addition, stockholders will transact any other business that may properly come before the meeting, although we know of no other business to be presented.

        By submitting your proxy, you authorize Diana C. Toman and Zoe A. Vantzos, both officers of Compass Minerals, to represent you and vote your shares at the meeting in accordance with your instructions. If you do not provide instructions, they will vote your shares consistent with the Board's recommendations. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting. Please note that if you are a beneficial owner of shares, you must obtain a legal proxy from the record holder and bring it to the meeting in order to vote in person.

        Our proxy materials include this Proxy Statement, our 2016 Annual Report to Stockholders (the "Annual Report"), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the proxy card or a voting instruction form. The Annual Report and the information contained on our website do not constitute a part of the proxy solicitation materials and are not incorporated by reference into this Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

        The purpose of the Annual Meeting is to consider and act upon the following proposals:

  1.
  Elect three directors, each for a term of three years;

  2.
  Approve, on an advisory basis, the compensation of our named executive officers;

  3.
  Approve, on an advisory basis, the frequency of the advisory approval of our named executive officer compensation;

  4.
  Ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for 2017; and

  5.
  Consider any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

        Members of our management team and a representative of Ernst & Young LLP are expected to be present at the meeting to respond to questions from stockholders.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

        The Notice of Internet Availability will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send future proxy materials, including the Notice of Internet Availability, to you electronically by email. Our proxy materials are also available on our website at www.compassminerals.com.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

        It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares by voting by telephone or Internet with respect to each Notice of Internet Availability you receive, or by completing and returning each proxy card you receive.

How can I request and receive a paper or email copy of the proxy materials?

        You may request and receive a paper or email copy of the proxy materials at no cost at www.proxyvote.com, by telephone at 1-800-579-1639, or by email at sendmaterial@proxyvote.com. In each case, you will need your 16-digit investor identification number from the Notice of Internet Availability to request the materials.

Who is entitled to vote?

        The record date for the meeting was March 6, 2017. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date, there were 33,796,817 shares of our common stock outstanding.

Am I entitled to vote if my shares are held in "street name"?

        If your shares are held by a bank or brokerage firm, you are considered the "beneficial owner" of shares held in "street name." If your shares are held in street name, the Notice of Internet Availability is being forwarded to you by your bank or brokerage firm (the "record holder"). If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from the record holder. As the beneficial owner, you have the right to direct your record holder how to vote your shares and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to "routine" items but will not be permitted to vote your shares with respect to "non-routine" items. In the case of a "non-routine" item, your shares will be considered "broker non-votes" on that proposal.

        As the beneficial owner of shares, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder of your shares and bring it to the Annual Meeting with photo identification.

Which ballot measures are considered "routine" or "non-routine"?

        The advisory vote on the ratification of the appointment of Ernst & Young LLP as the Company's independent registered accounting firm for 2016 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

        The election of directors (Proposal No. 1), the advisory approval of the compensation of our named executive officers (Proposal No. 2) and the advisory approval of the frequency of the advisory approval of our named executive officer compensation (Proposal No. 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist for Proposals No. 1, No. 2 and No. 3. It is important that you vote or direct the voting of your stock.

How many shares must be present to hold the meeting?

        A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Who may attend the Annual Meeting?

        All our stockholders as of the record date, March 6, 2017, may attend the Annual Meeting.

What if a quorum is not present at the meeting?

        If a quorum is not present at the scheduled time of the meeting, a majority vote of the stockholders who are represented at the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given unless the adjourned meeting is more than 30 days later or a new record date is fixed.

What if I do not return my proxy and do not attend the Annual Meeting?

        If you are a record holder (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.

        If you hold your shares in "street name," and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered accounting firm. However, your record holder cannot vote your shares without your specific instructions on the election of directors or the advisory vote on executive compensation, so it is important that you provide such voting instructions.

        For the proposals listed above for which a bank or broker cannot vote without your instruction, if you do not provide voting instructions to your bank or broker on such proposals, the votes will be considered "broker non-votes" and will not be counted in determining the outcome of the vote. "Broker non-votes" will be counted as present for purposes of determining whether a quorum is present to hold the Annual Meeting.

How do I vote?

STOCKHOLDERS OF RECORD (shares registered on the books of the Company via Computershare)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)

Visit www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	via the Internet
Visit www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Call 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2017. Have your proxy card in hand when you call and then follow the instructions.	by phone
Call in Your Vote
To vote by telephone please follow the instructions on your voter instruction form to vote up until 11:59 p.m. Eastern Time on May 2, 2017. Have your voter instruction form available when you call and then follow the instructions.

Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 Mark, sign and date your proxy card and mail to the address listed above.	by mail	Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 Mark, sign and date your proxy card and mail to the address listed above.

You may vote in person at the Annual Meeting. Please bring photo identification and request a ballot when you arrive.	in person
If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder, bring it to the Annual Meeting with photo identification, and present it for a ballot to be able to vote in person.

Who will count the votes?

        Broadridge Financial Services, Inc. will tabulate the votes.

How does the Board of Directors recommend I vote on the proposals?

        Our Board recommends that you vote:

Agenda Item		Board Vote Recommendation	Page Reference

Item 1:	Elect three directors	FOR each Director Nominee	8

Item 2:	Approve, on an advisory basis, the compensation of our named executive officers	FOR	27

Item 3:	Approve, on an advisory basis, the frequency of the advisory approval of our named executive officer compensation	EVERY "1 YEAR"	28

Item 4:	Ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for 2017	FOR	63

What if I do not specify how my shares are to be voted?

        Your vote will be considered cast as follows:

Agenda Item		Board Vote Recommendation	Page Reference

Item 1:	Elect three directors	FOR each Director Nominee	8

Item 2:	Approve, on an advisory basis, the compensation of our named executive officers	FOR	27

Item 3:	Approve, on an advisory basis, the frequency of the advisory approval of our named executive officer compensation	EVERY "1 YEAR"	28

Item 4:	Ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for 2017	FOR	63

Will any other business be conducted at the Annual Meeting?

        We know of no other business that will be presented at the Annual Meeting. However, if any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

What happens if a nominee is unable to stand for election?

        If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee.

What is the voting requirement to approve each of the proposals?

        In the election of directors, each director will be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to that director nominee. In other words, each nominee will be elected if the number of votes cast "for" the nominee's election exceeds the votes cast "against" the nominee's election.

        In the advisory approval on the frequency of the advisory approval on our named executive officer compensation, the choice of frequency that receives the highest number of "for" votes will be considered the advisory vote of the stockholders.

        Approval of each of the other proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the Annual Meeting.

How will broker non-votes and abstentions be treated?

        The table below summarizes the treatment of abstentions and broker non-votes for each proposal that will be brought before the Annual Meeting.

Agenda Item		Abstentions	Broker Non- Votes

Item 1:	Elect three directors	No effect	Not taken into account

Item 2:	Approve, on an advisory basis, the compensation of the Company's named executive officers	Counted as "against"	Not taken into account

Item 3:	Approve, on an advisory basis, the frequency of the advisory approval of the Company's named executive officer compensation	No effect	Not taken into account

Item 4:	Ratify the appointment of Ernst & Young LLP as the company's independent registered accounting firm for 2017	Counted as "against"	Not applicable

Where can I find the voting results of the Annual Meeting?

        We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC no later than May 9, 2017. After the Form 8-K is filed, you may obtain a copy by visiting our website.

GOVERNANCE

PROPOSAL 1—ELECTION OF DIRECTORS

Current Nominees

        Our Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve three-year terms that expire in successive years. The terms of the Class II directors will expire at the upcoming Annual Meeting.

        Our Board of Directors has nominated each of Valdemar L. Fischer, Richard S. Grant and Amy J. Yoder for election as Class II directors for three-year terms expiring at the Annual Meeting of stockholders to be held in 2020 or until their successors are elected and qualified. Mr. Fischer, Mr. Grant and Ms. Yoder currently serve as Class II directors.

        Each nominee has consented to being named in this Proxy Statement and has agreed to serve, if elected. If a nominee is unable to stand for election, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected for any nominee, the proxy holders will vote your shares for the substitute nominee.

Vote Required

        Each director will be elected by the affirmative vote of a majority of the votes cast at the meeting with respect to that director nominee. This means that each nominee will be elected if the number of votes cast "for" the nominee's election exceeds the votes cast "against" the nominee's election. Abstentions and broker non-votes will have no effect on the election of any nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
ELECTION OF EACH OF THE THREE NOMINEES.

2017 NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

        The following tables sets forth, for each of our director nominees and continuing directors, his or her name, age at the time of the Annual Meeting, principal occupation and employment during the past five years, the year in which he or she first became our director and directorships held in other public companies during the past five years as well as the experience, qualifications, attributes and skills that support their service as a director.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2020 ANNUAL MEETING

Age: 53 | Director Since: 2017 | Board Committees: Audit; Compensation | Other Public Company Boards: None

Summary: Mr. Fischer served as the Special Advisor to the Chief Executive Officer of Nufarm Limited, a global agriculture chemicals company based in Melbourne, Australia, until his retirement in 2017. Prior to this role, he served as Nufarm's Group Executive, Global Marketing and Product Portfolio from 2015 to 2016 and as General Manager, Latin America from 2010 to 2015. Prior to joining Nufarm, Mr. Fischer held several positions with increasing responsibility at Syngenta AG, a Swiss agrochemical company, including key leadership roles such as Regional Head, NAFTA Crop Protection and Regional Head Latin America and Brazil, as well as several other international positions at Syngenta's predecessor companies.

Qualifications: Mr. Fischer has (i) extensive experience in Brazil and Latin America; (ii) substantial executive experience in the agrichemical industry; (iii) an expansive sales and marketing background; and (iv) broad experience in strategic planning. His expertise in Brazil and Latin America and considerable experience in the agrichemical industry have made him a valuable member of our Board.

Age: 70 | Director Since: 2004 | Board Committees: Audit; Compensation; Nominating/Corporate Governance | Other Public Company Boards: BlueLinx Holdings, Inc.

Summary: From 1998 until his retirement in 2002, Mr. Grant served as Chief Executive Officer of BOC Process Gas Solutions, a global business providing utilities and services primarily to the chemical, petrochemical and metals industries. Concurrently, he served as a director of the BOC Group plc and Chairman of CNC sa, a Mexican joint venture. Mr. Grant currently serves as a director of BlueLinx Holdings, Inc., a publicly-traded distributor of building products. Mr. Grant served as the Company's Interim Chief Executive Officer from 2012 to 2013. Mr. Grant has served as the Lead Independent Director since the position was created in 2005, except during his short service as Interim Chief Executive Officer.

Qualifications: Mr. Grant has (i) substantial leadership and operational experience in a variety of complex, international businesses, which includes leadership positions based overseas; (ii) extensive experience involving acquisitions and strategic alliances; (iii) a strong understanding of corporate governance and board leadership for public and private companies; and (iv) experience in strategic planning, major capital projects, sales and marketing. Mr. Grant's international management and acquisition experience combined with his refined leadership skills have been critical to our Board and his effective leadership as the Lead Independent Director.

Age: 50 | Director Since: 2012 | Board Committees: Compensation; Nominating/Corporate Governance | Other Public Company Boards: None

Summary: Ms. Yoder is the President and Chief Executive Officer of Anuvia Plant Nutrients, an enhanced efficiency fertilizer company. Prior to joining Anuvia in 2015, Ms. Yoder served as Chief Executive Officer and President of Arysta LifeScience North America, LLC, a division of the world's largest privately held crop protection and life science company from 2010 to 2015. Prior to joining Arysta in 2010, Ms. Yoder's experience included positions as a senior advisor to Atlas Advisors, LLC; President of the United Industries division of Spectrum Brands, Inc.; Vice President and General Manager for Biolab of Chemtura, Inc.; Vice President of the turf and specialty division of Nufarm Ltd.; President of the UAPTimberland division of United Agri Products; and North American brand manager, national sales manager and local market manager at Monsanto.

Qualifications: Ms. Yoder has (i) substantial executive experience in the agrichemical industry; (ii) strong leadership and communication skills; (iii) expansive sales and marketing background; and (iv) broad experience in strategic planning. Her expertise in the agrichemical industry and distribution channels have made her a valuable member of our Board.

CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING

Age: 72 | Director Since: 2004 | Board Committees: Environmental, Health and Safety; Nominating/Corporate Governance (Chair) | Other Public Company Boards: State Auto Financial Corporation and OMNOVA Solutions, Inc.

Summary: In 2004, Mr. D'Antoni retired from Ashland, Inc., where he served as Senior Vice President and Group Operating Officer of APAC and Valvoline since 2000. Previously, he served as Ashland's President of APAC and Ashland Chemical. Mr. D'Antoni currently serves as a director of State Auto Financial Corporation, a publicly-traded insurance holding company and as a director of OMNOVA Solutions, Inc., a publicly-traded global provider of emulsion polymers, specialty chemicals and decorative and functional surfaces.

Qualifications: Mr. D'Antoni has (i) substantial operating, management, sales and marketing experience in global businesses; (ii) a strong knowledge of legal, regulatory, environmental, health and safety matters; and (iii) significant experience in strategy and international mergers and acquisitions. Mr. D'Antoni's extensive operational management experience and understanding of corporate governance matters have proven to be valuable to our Board and in his position as Chair of our Nominating/Corporate Governance Committee.

Age: 69 | Director Since: 2006 | Board Committees: Audit; Environmental, Health and Safety | Other Public Company Boards: OMNOVA Solutions, Inc.

Summary: In 2006, Mr. Rothwell retired from Eastman Chemical Company, where he served as Executive Vice President and President of its Voridian Division. Mr. Rothwell joined Eastman Chemical in 1969 and held various positions including Vice President, Corporate Development and Strategy; President, Chemicals Group; Senior Vice President and Chief Financial Officer; and President, Polymers Group. Mr. Rothwell currently serves as a director of OMNOVA Solutions, Inc., a publicly-traded global provider of emulsion polymers, specialty chemicals and decorative and functional surfaces.

Qualifications: Mr. Rothwell has (i)  extensive sales, marketing and managerial experience in global businesses; (ii) substantial knowledge of financial matters and internal controls; (iii) extensive experience in advancing growth strategies, including mergers, acquisitions and strategic alliances; and (iv) a broad understanding of corporate governance. Mr. Rothwell's extensive leadership experience in global, publicly-traded companies and proven expertise in acquisitions and strategic alliances have made him a valuable member of our Board.

Age: 59 | Director Since: 2015 | Board Committees: Audit (Chair); Compensation | Other Public Company Boards: Constellium N.V.

Summary: Ms. Walker previously served as Chief Financial Officer and Senior Vice President of The Valspar Corporation, a global coatings manufacturer, from 2008 to 2013, where she led the Finance, IT and Communications teams. Prior to that position, Ms. Walker served as Valspar's Vice President, Controller and Treasurer from 2004 to 2008 and as Vice President and Controller from 2001 to 2004. Prior to joining Valspar, Ms. Walker worked at Honeywell, Inc., a global conglomerate of commercial and consumer products, for 20 years in progressively increasing roles of responsibility. Her last role at Honeywell was as the director of global financial risk management. Ms. Walker currently serves on the board of directors of Southwire Company, LLC, a private industrial manufacturer of wire and cable, and Constellium N.V., a publicly-traded aluminum fabricator for the automotive, aerospace and packaging industries.

Qualifications: Ms. Walker has (i) extensive experience as a financial executive with broad knowledge of financial controls and systems; (ii) strategic planning expertise; (iii) a strong background in mergers, acquisitions, divestitures and strategic alliances; and (iv) active service on the audit committee of a public company and as audit committee chair of a private company. Ms. Walker's extensive financial leadership experience in global, publicly-traded companies, knowledge of financial controls and systems and risk management and understanding of IT infrastructure have made her a valuable member of our Board and Chair of the Audit Committee.

CLASS I DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2019 ANNUAL MEETING

Age: 62 | Director Since: 2011 | Board Committees: Environmental, Health and Safety (Chair); Nominating/Corporate Governance | Other Public Company Boards: None

Summary: Prior to his retirement in 2014, Mr. Ford served as Executive Vice President, Office of the Chief Executive Officer of Peabody Energy Corporation, the world's largest private sector coal company. In this position, Mr. Ford oversaw strategic aspects of the company's Australia platform, including business direction, operational and commercial strategy and external stakeholder interaction. Mr. Ford served in various senior executive roles at Peabody from 2007. Prior to joining Peabody, he served as Chief Executive Officer of Anglo Coal Australia Pty Ltd.

Qualifications: Mr. Ford has (i) substantial leadership experience in managing and operating underground mining businesses on four continents; (ii) extensive expertise in strategic long-term and short-term natural resource planning and optimization; (iii) a deep understanding of environmental, health and safety practices and risk management and mitigation; and (iv) significant project development and implementation experience. Mr. Ford brings to our Board, and as Chair of the Environmental, Health and Safety Committee, demonstrated executive leadership expertise and a keen understanding of the complexity of operating a global mining company.

Age: 53 | Director Since: 2013 | Board Committees: Environmental, Health and Safety | Other Public Company Boards: None

Summary: Mr. Malecha came to Compass Minerals with more than 25 years of experience in agribusiness. From 2000 to 2013, Mr. Malecha worked at Viterra Inc., a global agribusiness company. Viterra was acquired by Glencore International plc in 2012, at which time Mr. Malecha was named Head of Agricultural Products, North America. He served as Chief Operating Officer-Grain from 2007 to 2012 and served as Senior Vice President-Grain and Vice President-Grain Merchandising & Transportation from 2000 to 2007. At Viterra, Mr. Malecha's responsibilities included global grain merchandising, transportation, operations, commodity risk management and international merger and acquisition activity. Prior to Viterra, Mr. Malecha spent 15 years working in the grain division of General Mills, Inc.

Qualifications: Mr. Malecha has (i) extensive operating and managerial experience in domestic and international businesses; (ii) inclusive leadership and communication skills; (iii) commodity risk management expertise; (iv) extensive experience in advancing growth strategies, including acquisitions and strategic alliances; and (v) broad experience in corporate governance. Mr. Malecha's leadership and strong strategic focus continue to provide our Board with the insight necessary to strategically plan for the Company's long-term success. He also provides valuable insight into our operations, management and culture, providing an essential link between management and the Board on management's perspectives.

Age: 57 | Director Since: 2009 | Board Committees: Audit; Compensation (Chair) | Other Public Company Boards: Bob Evans Farms, Inc. and Essendant, Inc.

Summary: Since 2005, Mr. Williams has been a Partner and Managing Director of Major, Lindsey & Africa, LLC, an executive recruiting firm, where he also serves as Director of Global Diversity Search, assisting legal organizations in enhancing their diversity. From 2001 through 2005, Mr. Williams served as Executive Vice President, Chief Legal Officer & Corporate Secretary of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers. Mr. Williams is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues. He currently serves as a director of Bob Evans Farms, Inc., a publicly-traded owner and operator of restaurants, and Essendant, Inc. (f/k/a United Stationers Inc.), a publicly-traded national wholesale distributor of business products.

Qualifications: Mr. Williams has (i) comprehensive legal and regulatory executive management experience in large, publicly-traded international companies, including in risk management; (ii) a strong background in human resources and talent development as well as compensation practices; (iii) significant expertise in strategic alliances, mergers and acquisitions; and (iv) substantial diversity and inclusion leadership skills. Mr. Williams' extensive legal and executive management experience and distinctive knowledge of executive compensation and corporate governance matters have proven to be valuable to our Board and in his position as Chair of the Compensation Committee.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Role of the Board

        Our Board is elected by our stockholders to oversee our management, to help ensure we meet our responsibilities to our stockholders and to build long-term growth in stockholder value. Beyond its general oversight of management, our Board performs a number of critical roles in our strategic planning process, our enterprise risk management processes, selecting the CEO and CEO succession planning. Our Board has adopted Corporate Governance Guidelines, which are available on our website at www.compassminerals.com.

Board Leadership

        Our Board has a Lead Independent Director and does not have a Chairman of the Board of Directors. The Lead Independent Director is elected annually by our Board and, in May 2016, our Board elected Mr. Grant to serve in this role. Mr. Grant has served as the Lead Independent Director since the position was created in May 2005, except during his short service as Interim Chief Executive Officer.

        Under our Corporate Governance Guidelines, the Lead Independent Director's duties and responsibilities include:

  •
  Acting as an adviser to the CEO;

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  Coordinating with the CEO on Board meeting agendas and the appropriate schedule of Board meetings, and considering agenda items suggested by independent directors;

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  Placing any item he or she determines is appropriate on the Board agenda, prioritizing agenda items and approving the final agenda;

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  Directing that specific materials be included in Board materials delivered in advance of Board meetings and working with Board committees to assess the quality, quantity and timeliness of the flow of information from our management to the Board;

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  Coordinating and developing the agenda for, and presiding at, executive sessions of the Board's independent and non-employee directors;

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  Acting as principal liaison between the independent directors and the CEO;

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  Working with the Nominating/Corporate Governance Committee ("the Governance Committee") to recommend to the Board the membership of the Board committees and Board committee chairs;

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  Leading the annual evaluation of the CEO (in conjunction with the Compensation Committee, which has sole authority to determine the CEO's compensation), the Board, the Board committees and individual directors; and

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  Calling meetings of the independent and non-employee directors.

        Our Board believes that its leadership structure is effective. The current structure appropriately allows full discussion of significant issues, supported by input from our management. Board meeting agendas are built around an annual Board-approved matrix of topics with additional elements developed jointly by the CEO and the Lead Independent Director with input from other directors. Board meetings are led by the CEO with significant input from the Lead Independent Director.

        Our Board regularly considers whether our leadership structure is appropriate and has concluded that our structure remains appropriate given our specific circumstances, including the established effectiveness of the Lead Independent Director's role on our Board, the Governance Committee's significant role in the nominee selection process for new or re-elected directors, the independence of all eight non-employee directors, the effectiveness and frequency of the executive sessions of non-employee directors and the strong, independent, clearly defined Lead Independent Director duties and responsibilities set forth in our Corporate Governance Guidelines.

Director Independence

        Our Board evaluates the independence of its members at least annually and at other appropriate times when a change in circumstances could potentially impact the independence of a director (for example, if a director changes employment). In making independence determinations, our Board applies the independence requirements of the New York Stock Exchange ("NYSE"). Under NYSE rules, a director is independent if the director does not have a disqualifying relationship, as described in the NYSE rules, and our Board affirmatively determines that the director has no material relationship with us, either directly or as an officer, shareholder or partner of an organization that has a relationship with us.

        As a result of its annual independence evaluation, our Board determined that each of our current directors, David J. D'Antoni, Valdemar L. Fischer, Eric Ford, Richard S. Grant, Allan R. Rothwell, Lori A. Walker, Paul S. Williams and Amy J. Yoder, are independent directors. Francis J. Malecha, our CEO, is not an independent director because he is a Company employee.

Board and Committee Meetings, Executive Sessions and Attendance

        Our Board is active and engaged. Board agendas are set in advance by the Lead Independent Director and the CEO to ensure appropriate topics are covered and there is sufficient time for discussion. Directors are provided comprehensive materials in advance of Board and Board committee meetings and are expected to review these materials in advance of the meeting to ensure our meetings are focused on active discussions instead of lengthy presentations.

        Our Board meets regularly throughout the year and held four meetings in 2016. At each of these meeting, our non-employee directors held executive sessions, without the CEO or other Company employees present. Under our Corporate Governance Guidelines, our Board is required to hold at least four executive sessions per year with independent and non-employee directors, without the CEO or other Company employees present. The Lead Independent Director is responsible for coordinating, developing the agenda and presiding at these executive sessions.

        During 2016, each director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served during 2016. Under our Corporate Governance Guidelines, directors are expected to attend each annual meeting of stockholders and all of our directors attended our 2016 annual meeting of stockholders, other than Mr. Fischer who was not a director in 2016. The membership of each Board committee as of the date of this Proxy Statement and the number of 2016 meetings and executive sessions of the Board and each Board committee are shown in the table below.

	Board of Directors	Audit Committee	Compensation Committee	Governance Committee	EHS Committee

David J. D'Antoni*	Member			Chair	Member

Valdemar L. Fischer*(1)	Member	Member	Member

Eric Ford*	Member			Member	Chair

Richard S. Grant*	Lead Independent Director	Member	Member	Member

Francis J. Malecha	Member				Member

Allan R. Rothwell*	Member	Member**			Member

Lori A. Walker*	Member	Chair**	Member

Paul S. Williams*	Member	Member	Chair

Amy J. Yoder*	Member		Member	Member

2016 Meetings	4	8	6	4	4

2016 Executive Sessions	4	8	6	4	4

* Independent Director    ** Audit Committee Financial Expert

(1)  Mr. Fischer joined our Board, the Audit Committee and the Compensation Committee on February 1, 2017.

Board Committees

        Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the EHS Committee. Each Board committee operates under a written charter adopted by our Board, which are available on the Investor Relations section of our website at www.compassminerals.com. Each Board committee has the authority to retain advisors, at our expense, to assist the committee in performing its functions. At each Board and Board committee meeting, our non-employee directors held executive sessions, without the CEO or other Company employees present.

        Audit Committee.    The Audit Committee assists our Board with its oversight responsibilities regarding the integrity of our financial statements, the adequacy and effectiveness of our accounting and financial controls and the performance of our internal audit function and independent auditor. In addition, our Audit Committee oversees our compliance with legal and regulatory requirements, our enterprise risk management process and compliance with our Code of Ethics and Business Conduct. The Audit Committee's functions are further described under "Report of the Audit Committee."

        Our Board has determined that each member of the Audit Committee is independent under NYSE and SEC rules and is financially literate, knowledgeable and qualified to review financial statements. Our Board also determined that Mr. Rothwell and Ms. Walker are each an "audit committee financial expert," as defined by SEC rules. The Audit Committee held eight meetings in 2016, each with an executive session.

        Compensation Committee.    The Compensation Committee reviews and approves the compensation for our executive officers, including our CEO, approves all equity awards and other bonus awards to employees, and reviews our Board's compensation. The Compensation Committee also oversees the application of our compensation clawback policy and our stock ownership guidelines and reviews risks related to our compensation policies and practices. The Compensation Committee's functions are further described under "Compensation Discussion and Analysis." Our Board has determined that each member of the Compensation Committee is independent under NYSE and SEC rules. The Compensation Committee held six meetings in 2016, each with an executive session.

        Nominating/Corporate Governance Committee.    The Governance Committee is responsible for considering, assessing and making recommendations concerning director nominees; reviewing the size, structure and composition of our Board and Board committees; conducting the annual review of the Lead Independent Director, overseeing our corporate governance and reviewing and approving any related party transactions. The Governance Committees' functions are further described on pages 20-21. Our Board determined that each member of the Governance Committee is independent under NYSE rules. The Governance Committee held four meetings in 2016, each with an executive session.

        Environmental, Health and Safety Committee.    The EHS Committee is responsible for oversight related to environmental, health and safety, including our objectives, policies, procedures and performance, our risks and risk management and our compliance with applicable laws. The EHS Committee also reviews our sustainability efforts and reporting. The EHS Committee held four meetings in 2016, each with an executive session.

Board Role in Risk Oversight

        Our Board's role in our risk management process is one of oversight. Risk management activities are the responsibility of our management and include the development of strategies and actions to anticipate, identify, assess, manage and appropriately mitigate identified risks. The independent structure of our Board enables objective oversight of the risk management process.

        Our management has implemented an enterprise risk management process, which is designed to identify and assess risk and to develop strategies and policies regarding risk acceptance, reduction, mitigation or avoidance. An overview of the findings of this enterprise risk management process and our top-identified risks is presented periodically to our Board, providing our Board an opportunity to inquire and provide guidance on our risk management activities. Our strategic plans, which our Board regularly discusses with our management, also reflect the findings of our enterprise risk management process.

        Board committees are provided with more specific information on our risks and risk mitigation activities relating to their respective area of responsibility. The Audit Committee reviews the enterprise risk management process, our major financial risk exposures and steps taken by our management to monitor and control those exposures. In addition, the Compensation Committee reviews risks related to our compensation policies and practices and the Governance Committee oversees matters related to our governance risks. Our Board recognizes the environmental, health and safety risks that are inherent in our business and actively oversees our compliance with environmental, health and safety initiatives through its EHS Committee.

Compensation Policies and Practices Related to Risk Management

        The Compensation Committee reviewed our compensation policies and practices for employees and determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This review and risk assessment included an inventory of incentive plans and programs and considered factors such as the number of participants, performance metrics, maximum payments and risk mitigation features. In addition, the Compensation Committee, with the assistance of Pearl Meyer, our independent compensation consultant, assesses and considers potential risks when reviewing and approving our compensation policies and practices.

        Our executive compensation program, described in detail in "Compensation Discussion and Analysis," has risk mitigation features, including:

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  Balanced mix of pay components, biased toward variable pay components and a market-competitive cash component.

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  Long-term equity-based compensation vesting over three to four years.

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  Annual bonus payments to executive officers are capped at 200% of the target payment, subject to performance factors based on Company-wide and business unit financial metrics and individual performance objectives.

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  Restricted stock units ("RSUs") and performance stock units ("PSUs") are subject to Company-wide financial metrics, which apply equally to all recipients (other than grants to new hires), to encourage a unified and responsible approach to achieving financial and strategic goals. PSUs have a three-year performance period, which emphasizes long-term, sustained performance. Payout of PSUs is capped at 150% (for PSUs based on relative total shareholder return ("rTSR")) and 200% (for PSUs based on return on invested capital ("ROIC")).

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  Stock ownership guidelines that help to align executive officer and stockholder interests and reduce excessive short-term risk taking at the expense of long-term results.

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  Enhanced compensation recoupment or "clawback" policy adopted in 2016, which subjects executive officers to a strong "no fault" policy that allows the Compensation Committee to recover all or any portion of any bonuses, equity or other incentive compensation in the event of an accounting restatement that reduces the financial results which were the basis of the incentive compensation, whether or not the executive officer's actions involve misconduct.

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  Prohibition on repricing stock options without stockholder approval.

Majority Voting in Uncontested Director Elections and Director Resignation Policy

        Under our Bylaws, in an uncontested election of directors (i.e., one where the number of director nominees does not exceed the number of directors to be elected), each director will be elected by a majority of the votes cast. This means the number of votes cast "for" a nominee's election must exceed the number of votes cast "against" the nominee's election. In a contested election of directors (i.e., one where the number of director nominees exceeds the number of directors to be elected), each director will be elected by a plurality vote. This means the nominees receiving the highest number of votes cast "for" will be elected even if a nominee receives less than a majority of the votes cast.

        Under our Corporate Governance Guidelines, in an uncontested election of directors, any director nominee who receives a greater number of "against" votes than "for" votes, must promptly tender his or her resignation to our Board. The Governance Committee and our Board would then consider whether to accept or reject the tendered resignation and take appropriate action in accordance with our Corporate Governance Guidelines.

        In addition, pursuant to our Corporate Governance Guidelines, directors are required to resign from their position as a member of our Board effective at the annual meeting of stockholders falling after his or her 75th birthday.

Service on Other Boards of Directors

        Service by our Board members on the boards of directors of other companies provides valuable governance and leadership experience that ultimately benefits us. However, this service may require a commitment of significant time and attention. As a result, under our Corporate Governance Guidelines, non-employee directors may sit on no more than five boards of directors of for-profit companies (including our Board), without the approval of our Board. The CEO must obtain approval of our Board before serving on a board of directors of any for-profit company. Currently, none of our non-employee directors sit on more than five board of directors of for-profit companies (including our Board), and the CEO does not sit on the board of directors of any for-profit company, other than our Board.

Board Evaluation Process

        Our Corporate Governance Guidelines require annual evaluations of the performance of the Board, Board committees, the Lead Independent Director, individual directors and the CEO. In 2016, our Board and each Board committee reviewed its performance, and the Board reviewed the performance of individual directors, including the CEO. Our Governance Committee reviewed the performance of the Lead Independent Director. The Lead Independent Director reviews and discusses the evaluation results for each director with the director and advises the Governance Committee of the results in its review of potential nominees for election. The Chair of the Governance Committee is responsible for the review of the Lead Independent Director. As part of the evaluation process, each Board committee considers compliance with its charter and evaluates the effectiveness of its performance.

Succession Planning

        Each year, our Board works with our management to review succession and development plans for the CEO and all executive officers. At each quarterly Board meeting, our CEO discusses Company leadership and talent development with our Board. In addition, succession planning and talent development discussions are embedded in our leadership and performance management processes. We develop our talent capability through job movement and experiences, new tools, training and hiring outside talent with diverse backgrounds. Our management has developed and maintains an emergency succession plan for key positions, including the CEO and other executive officers, that is reviewed at least annually with our Board.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

        We have adopted a Code of Ethics and Business Conduct (our "Code of Ethics") for our directors, officers and employees. Our Code of Ethics is reviewed each year for appropriate updates and directors, officers and salaried employees are asked to annually certify their understanding and compliance with our Code of Ethics. Our Code of Ethics, which is grounded in our Core Values, is made available to our employees in English, Brazilian Portuguese and French Canadian and is available on our website at www.compassminerals.com.

        Only our Board or a designated Board committee may grant waivers of our Code of Ethics for our directors and executive officers. We intend to disclose any changes in, or waivers from, our Code of Ethics by posting such information on www.compassminerals.com or by filing a Current Report on Form 8-K, in each case if such disclosure is required by SEC or NYSE rules.

Anti-Hedging and Pledging Policy

        All directors, executive officers and employees are prohibited from engaging in short sales of our securities and from buying, selling or investing in Company-based derivative securities, including entering into any hedging transactions with respect to our securities or engaging in comparable transactions. Directors and executive officers are also prohibited from pledging any Company securities (i.e., using our common stock as collateral for a loan or to trade shares on margin).

Stock Ownership Guidelines

        Our Board has adopted a policy requiring each non-employee director and members of our senior management to obtain and maintain ownership in our common stock (or its equivalent) at specified levels. During 2016, the stock ownership guidelines for our CEO and other executive officers changed from requiring the lower of a fixed number of shares or multiple of annual base pay to requiring a multiple of annual base pay. For purposes of the Stock Ownership Guidelines, restricted stock units, earned performance stock units and deferred stock units count toward the ownership achievement. The ownership requirements are summarized in the following table:

	Stock Ownership Requirement	Compliance Period

Non-Employee Directors	5x Annual Cash Retainer	5 Years from joining the Board

CEO	5x Base Pay	5 Years from Appointment

Other Executive Officers	2x Base Pay	5 Years from Appointment

        As of March 2017, all directors and executive officers have met their requirements under the Stock Ownership Guidelines, or were still within their five year window to achieve compliance.

Director Selection Process and Qualifications

        The Governance Committee is responsible for reviewing the composition of our Board and recommending to our Board director candidates for nomination and election at the annual stockholder meeting and to fill Board vacancies.

        The Governance Committee annually reviews with the Board the size and composition of our Board, focusing on the interplay of each director's and director nominee's experience, qualifications, attributes and skills with the Board as a whole and the Company's needs. In making its recommendations to our Board regarding the composition of our Board and the nomination of director candidates, the Governance Committee considers the qualifications of individual director candidates applying the Board membership criteria described below.

        While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, our Board believes that diversity is an important attribute of a well-functioning board and our Governance Committee should consider diversity in the director identification and nomination process. Our Corporate Governance Guidelines provide that our Governance Committee and our Board should seek to achieve a mix of directors that represents a diversity of attributes, background, experiences (including experience with businesses and other organizations of a comparable complexity), perspectives and skills, including with respect to differences in customs, culture, international background, thought, generational views, race, gender and specialized professional experience.

        In addition, our Corporate Governance Guidelines sets forth the following minimum qualifications for a director (i) personal integrity; (ii) a degree from an accredited college or university or equivalent professional experience; (iii) five years' successful experience in a senior responsible position; (iv) good communication skills; (v) practical, mature business judgment; (vi) experience in analyzing corporate financial statements; (vii) experience and effectiveness working closely with a team of senior professionals; (viii) available time to dedicate to the position; (ix) the absence of conflicts of interest; and (x) an understanding of organizational structure and accountability, delegation of authority, compensation practices, and the dynamics of competitive businesses.

        If a vacancy arises or our Board decides to expand its membership, the Governance Committee, with the involvement of the Lead Independent Director and the CEO, will seek recommendations of potential candidates from incumbent directors, our stockholders, our management, third-party search firms and other sources. The Governance Committee will then evaluate each potential candidate on the basis of the qualifications, skills and attributes set forth in our Corporate Governance Guidelines. The Governance Committee seeks to identify and recruit the best available candidates and will evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

        At the Governance Committee's direction, we retained Heidrick & Struggles International, Inc. ("Heidrick"), an independent third-party search firm, to assist us in the process of identifying a new Board member with significant multinational leadership experience with agribusinesses in Latin America coupled with the highest standards of personal and professional integrity. A search committee appointed by our Board, which was composed of the Lead Independent Director, Chair of the Governance Committee and a member of the Governance Committee, interviewed several candidates submitted by Heidrick. Based upon Mr. Fischer's qualifications and independence, the search committee recommended to the Governance Committee that our Board appoint Mr. Fischer as a Class II director and to nominate him to stand for election at our Annual Meeting. Our Board appointed Mr. Fischer as a director on February 1, 2017, and he is standing for election at our Annual Meeting.

Procedures for Nominations of Director Candidates by Stockholders

        The Governance Committee will consider director candidates submitted by our stockholders using the same criteria described above. Our Bylaws also allow our stockholders to nominate candidates for election as a director by following the procedures and delivering the information required by our Bylaws to 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attn: Secretary.

        Stockholders who wish to nominate candidates for election at our 2018 annual meeting of stockholders must deliver a stockholder's notice with the information required by our Bylaws between January 3, 2018 and February 2, 2018. However, if the 2018 annual meeting is held more than 30 days before or after the anniversary of the 2017 annual meeting, then to be timely the stockholder's notice must be delivered not earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the 2018 annual meeting or, if later, the 10th day following the day on which we first make a public announcement of the date of such meeting.

        In addition, our Bylaws permit stockholders to propose additional matters for consideration at our annual meetings of stockholders by following the procedures and delivering the information required by our Bylaws. For more information, see "Additional Filings and Information—Stockholder Proposals for 2018 Annual Meeting."

Review and Approval of Transactions with Related Persons

        Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and "related persons" (directors, director nominees, executive officers, their immediate family members and stockholders owning 5% or greater of our outstanding stock). The policy covers any related-person transaction that meets or is near the minimum threshold for disclosure in our proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

        Under the Board's policy and procedures, the Governance Committee will review the material facts of all proposed related-party transactions. In determining whether to approve or ratify a related-party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related-party transaction is on terms no less favorable to us than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction.

        In 2016, there were no transactions involving us and related persons that required review by the Governance Committee or disclosure in this Proxy Statement.

Communications with our Board of Directors

        Stockholders or others who wish to communicate with our Board or any individual director (including the Lead Independent Director) should direct their comments to 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attn: Secretary. The Company's Secretary will forward any communications (excluding routine advertisements, business solicitations and communications that the Secretary deems to be a security risk or harassment) to each member of our Board or, if applicable, to the individual directors named in the correspondence. If the correspondence is directed to the Lead Independent Director or the non-employee members of our Board as a group, the Company's Secretary will first receive the approval of the Lead Independent Director before disclosing or otherwise discussing the communication with other member of our management, including our CEO.

Compensation Committee Interlocks and Insider Participation

        During 2016, the Compensation Committee consisted of Mr. Williams (chair), Mr. Grant, Ms. Walker and Ms. Yoder. No person who served as a member of the Compensation Committee during 2016 was a current or former officer or employee of the Company, or engaged in certain transactions with us required to be disclosed as "related person transactions" under SEC regulations. There were no compensation committee "interlocks" during 2016, which generally means that none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of the Compensation Committee.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

Philosophy and Objectives

        Our non-employee director compensation program is designed to attract and retain well-qualified directors with appropriate skill sets to meet our evolving needs. Our Board considers and determines non-employee director compensation each year, taking into account recommendations from the Compensation Committee and our independent compensation consultant, Pearl Meyer. The Compensation Committee formulates its recommendation to our Board based on its review and analysis of Pearl Meyer's report on director compensation practices for a specific group of peer companies, which our Board also reviews when making determinations regarding director compensation. A discussion of our peer group begins on page 34.

2016 Compensation

        For 2016, non-employee directors received the following compensation:

  •
  cash compensation consisting of (i) a $75,000 annual retainer, (ii) annual Board committee chair and member fees, as applicable, and (iii) for the Lead Independent Director, a $20,000 annual Lead Independent Director fee; and

  •
  equity compensation with an annual value of $85,000.

        Non-employee director compensation is paid in quarterly installments and is pro-rated based on the relevant dates of service. Mr. Malecha does not receive any additional fees for serving as a director.

        Non-employee director compensation in 2016 remained the same as 2015, other than increasing the annual retainer from $70,000 to $75,000 and annual Board committee member fees for Audit Committee members from $7,500 in 2015 to $10,000 in 2016 and for Compensation Committee members from $5,000 in 2015 to $7,500 in

2016. The Board, based on the recommendation of the Compensation Committee, increased these fees because they had been below the comparable fees paid at our peer group companies.

        Cash Compensation.    In addition to the $75,000 annual retainer, non-employee directors receive fees for serving as Board committee chairs or members and as Lead Independent Director due to the workload and responsibilities of these positions. The following table summarizes fees paid for 2016 service on Board committees:

	2016 Fees

Board Committee	Chair	Member

Audit	$22,500	$10,000

Compensation	$15,000	$7,500

Environmental, Health and Safety	$12,500	$5,000

Nominating/Corporate Governance	$12,500	$5,000

        Equity Compensation.    Non-employee directors receive an equity award with an annual value of $85,000, which is paid either in our common stock or, at the director's election, in deferred stock units, which have a value equivalent to our common stock. Non-employee directors who have not met the requirements of our Stock Ownership Guidelines are required to defer their equity award in the form of deferred stock units. All equity awards to our non-employee directors vest immediately on grant.

        Deferral of Compensation.    Non-employee directors may elect to defer all or a portion of their cash and equity compensation. Any cash compensation that is deferred is converted into deferred stock units. As dividends are paid on our common stock, deferred stock units accrue dividends in the form of additional deferred stock units. Accumulated deferred stock units are distributed in the form of our common stock at the time the director ceases to be a member of our Board or such other dates elected by the director.

        The table below summarizes the total compensation earned by non-employee directors or that we paid to non-employee directors for 2016.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)

David J. D'Antoni	92,500	85,000	177,500

Eric Ford	92,500	85,000	177,500

Richard S. Grant	117,500	85,000	202,500

Allan R. Rothwell	94,258	85,000	179,258

Lori A. Walker	100,742	85,000	185,742

Paul S. Williams	100,000	85,000	185,000

Amy J. Yoder	87,500	85,000	172,500

(1)  Mr. Fischer joined our Board on February 1, 2017, and was not paid any compensation by us in 2016.

(2)  Includes cash compensation that was deferred in the form of deferred stock units.

(3)  Includes equity compensation that was paid in the form of shares of our common stock and deferred stock units. The amounts represent the grant date fair value recognized in accordance with ASC Topic 718. The number of shares of common stock and deferred stock units granted was based on the market value of our common stock on each grant date.

2017 Compensation

        For 2017, the Compensation Committee and our Board reviewed and analyzed Pearl Meyer's report on director compensation practices for our peer companies. Based on the recommendation of the Compensation Committee, our Board determined that non-employee director compensation was in alignment with our peer group, except that the Lead Independent Director retainer was below this benchmark and will be increased to $25,000, effective January 1, 2017. Our Board also adopted a Non-Employee Director Compensation Policy, effective January 1, 2017, to govern our non-employee director compensation.

STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information provided to us with respect to beneficial ownership of shares of our common stock as of March 6, 2017 (except where another date is indicated) for (i) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each current director and nominee for director, (iii) each NEO, and (iv) all our current directors and executive officers as a group.

	Shares Beneficially Owned(1)

Name and Address of Beneficial Owner	Number	Percent

FMR LLC(2) 245 Summer Street Boston, MA 02210	4,614,674	13.66%
Parnassus Investments(3) 1 Market Street, Suite 1600 San Francisco, CA 94105	3,007,180	8.90%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	2,942,633	8.70%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	2,701,590	8.00%
Janus Capital Management LLC(6) 151 Detroit Street Denver, CO 80206	2,342,496	6.90%

Directors and Named Executive Officers

Steven N. Berger(7)	17,723	*
John D. Craft(7)	1,072	*
David J. D'Antoni(8)	42,047	*
Valdemar L. Fischer	—	*
Eric Ford	6,774	*
Matthew J. Foulston	2,379	*
Richard S. Grant	36,642	*
Jack C. Leunig(7)	30,272	*
Francis J. Malecha(7)	95,757	*
Allan R. Rothwell	16,606	*
Diana C. Toman(7)	2,078	*
Lori A. Walker	1,783	*
Paul S. Williams	8,719	*
Amy J. Yoder	5,277	*
All current directors and executive officers as a group (15 persons)(7)(8)	264,762	*

*   Each having less than 1% of our issued and outstanding common stock.

(1)  For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 33,796,817 shares of our common stock outstanding on March 6, 2017, except that the ownership percentages shown for owners of more than 5% of our common stock are based on the respective Schedule 13G/A Information Statements for December 31, 2016. The amounts and percentages of common stock beneficially owned are reported as determined by SEC rules and include voting or investment power with respect to the shares on the basis of

SEC rules governing the determination of beneficial ownership of securities. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)  Based on a Schedule 13G Information Statement filed by FMR LLC on February 14, 2017, for December 31, 2016, disclosing that FMR LLC has sole power to vote over 808,874 and sole dispositive power over 4,614,674 shares of our common stock, which represented 13.658% of our common stock at the time of filing. The 13G/A reports that beneficial owner subsidiaries of the parent company are FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR CO., Inc. and Strategic Advisers, Inc.

(3)  Based on a Schedule 13G/A Information Statement filed by Parnassus Investments on February 14, 2017, for December 31, 2016, disclosing that Parnassus Investments has sole voting and dispositive power over 3,007,180 shares of our common stock, which represented 8.90% of our common stock at the time of filing.

(4)  Based on a Schedule 13G/A Information Statement filed by The Vanguard Group on February 9, 2017, for December 31, 2016, disclosing that The Vanguard Group has sole voting power over 21,397 shares of our common stock, shared voting power over 3,729 shares of our common stock, sole dispositive power over 2,920,707 shares of our common stock and shared dispositive power over 21,926 shares of our common stock, which represented 8.70% of our common stock at the time of filing. The 13G/A reports that beneficial owner subsidiaries of the parent investment advisor company are Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(5)  Based on a Schedule 13G/A Information Statement filed by BlackRock, Inc. on January 23, 2017, for December 31, 2016, disclosing that BlackRock, Inc. has sole voting power over 2,517,848 shares of our common stock and sole dispositive power over 2,701,590 shares of our common stock, which represented 8.00% of our common stock at the time of filing. The 13G/A reports that beneficial owner subsidiaries of the parent holding company are BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Life Limited.

(6)  Based on a Schedule 13G/A Information Statement filed by Janus Capital Management LLC on February 13, 2017, for December 31, 2016, disclosing that Janus Capital Management LLC has sole voting power and dispositive power over 2,800 shares of our common stock and shared voting power and dispositive power over 2,339,696 shares of our common stock, which represented 6.90% of our common stock at the time of filing. The 13G/A reports that beneficial owner subsidiaries of the parent holding company are INTECH Investment Management and Perkins Investment Management LLC.

(7)  Includes stock options that were exercisable as of March 6, 2017 or within 60 days thereafter, RSUs and PSUs that vest within 60 days of March 6, 2017 and shares of our common stock held in employees' 401(k) accounts.

(8)  Includes 1,112 shares of our common stock held by Mr. D'Antoni's wife and 2,575 shares of our common stock held by trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of their ownership of our common stock and furnish us with copies of these reports.

        Based solely on a review of the copies of the reports furnished to us and written representations from our directors and executive officers that no additional reports were required, we believe that during 2016 all of our directors and executive officers complied with all applicable Section 16(a) filing requirements on a timely basis.

COMPENSATION

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Exchange Act, our stockholders are being asked to cast an advisory, non-binding vote to approve the compensation of our NEOs, commonly referred to as a "say-on-pay vote." Our Board and the Compensation Committee, which administers our executive compensation program, value the opinions expressed by our stockholders and will continue to consider the outcome of these votes in making its decisions on executive compensation.

        Our executive compensation program is designed to promote stockholder interests by aligning our compensation with the realization of our business objectives and stockholder value. Our Board believes our executive compensation program uses appropriate structures and sound pay practices that are effective in achieving our core objectives. We encourage stockholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement beginning on page 29, which describes our executive compensation program in detail and decisions made by the Compensation Committee in 2016.

        Our Board recommends that you vote in favor of the following advisory resolution:

        "RESOLVED, that Compass Minerals International, Inc. stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and "Executive Compensation Tables" sections of the Company's Proxy Statement)."

Vote Required

        Approval of an advisory resolution to approve the compensation of our NEOs requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Annual Meeting. Abstentions have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, the outcome of the vote on this proposal will not be binding upon us, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—ADVISORY APPROVAL ON FREQUENCY OF ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

        As described in Proposal 2 above, our stockholders have the opportunity to approve, on an advisory basis, the compensation of our NEOs.

        This Proposal 3 affords stockholders the opportunity to vote, on an advisory basis, on how often we should include a say-on-pay vote in our proxy materials for future Annual Meetings of stockholders (or special meetings of stockholders for which we are required to include executive compensation information in the meeting's proxy statement). Under this Proposal 3, stockholders may vote to have the say-on-pay vote every year, every two years or every three years or stockholders may abstain.

        Our stockholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. Our Board believes that say-on-pay votes should be conducted every year (as opposed to every two or three years) so that stockholders may annually express their views on our executive compensation program. Our stockholders have been provided with the opportunity to cast a say-on-pay vote every year since 2011, when the Exchange Act rules on say-on-pay votes first went into effect. Our Board and the Compensation Committee, which administers our executive compensation program, value the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

Vote Required

        The choice of frequency that receives the highest number of "for" votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, the outcome of the vote on this proposal will not be binding upon us, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
TO HOLD SAY-ON-PAY VOTES EVERY "1 YEAR."

COMPENSATION DISCUSSION AND ANALYSIS

        This section describes the material components and objectives of our executive compensation program for our NEOs, explaining how and why our Compensation Committee arrived at specific compensation practices and decisions for 2016 NEO compensation.

NAMED EXECUTIVE OFFICERS (as of December 31, 2016)

Name	Title as of December 31, 2016

Francis J. Malecha	President and Chief Executive Officer

John D. Craft(1)	Interim Chief Financial Officer

Steven N. Berger	Senior Vice President, Corporate Services

Jack C. Leunig	Senior Vice President, Operations

Diana C. Toman	Senior Vice President, General Counsel and Corporate Secretary

Matthew J. Foulston	Former Chief Financial Officer

(1)  In November 2016, Mr. Craft was named our Interim Chief Financial Officer upon the resignation of Mr. Foulston. Mr. Craft had been serving as our Vice President and Corporate Controller since May 2015.

EXECUTIVE SUMMARY

        We view compensation practices as an avenue to communicate and reinforce our goals and standards of conduct, as well as a means to reward NEOs for their achievements. Total direct compensation, which includes base salary, cash incentive bonuses and equity awards for our NEOs, is targeted to be near median levels for our selected market group, to provide a competitive compensation opportunity and to attract and retain executive talent. Our market group is comprised of a blend of our peer group companies and market data from reputable survey sources.

        2016 Company Performance.    Compass Minerals generated solid 2016 earnings while facing market challenges to our salt business and North American plant nutrition business. In total, our revenues increased 4%, driven by the acquisition of the remaining 65% of Produquímica in October 2016. With the acquisition complete, we have significantly diversified our company, doubled the scale of our plant nutrition business and believe we have materially increased our earnings potential. Plant nutrition North America results for 2016 were negatively impacted by the downturn in the North American agriculture market, which pressured prices of our plant nutrition products, which more than offset a slight year-over-year increase in sales volumes. In our salt segment, the mild 2015-2016 winter reduced salt sales volumes through the first nine months of 2016 and reduced average selling prices throughout the year. Despite these challenges, salt segment full-year operating earnings margin remained consistent with 2015 results at 25%.

        The performance of our executive officers is essential to achieving our goal of increasing stockholder value. To align executive officer interests with those of stockholders and to motivate and reward individual initiatives and effort, a significant portion of our NEOs' compensation is at-risk and commensurate with Company performance. Our executive compensation program is intended to offer an opportunity for gain in the event of successful performance against established criteria, balanced with the prospect of reduced compensation in the absence of success.

        As we do every year, we ensured our compensation philosophy and compensation policies aligned with legal requirements and our objectives. In 2016, we have:

  •
  Adopted a more robust clawback policy, which adheres to and is stronger than the SEC's proposed requirements,

  •
  Changed our approach to safety by removing our safety multiplier from our annual incentive program and including it as a personal objective for our CEO and operations executive officer, and

  •
  Removed cost per ton from the annual cash incentive program, thereby aligning employees to the same goals.

        Our stockholders have consistently affirmed their support of our executive compensation program. At last year's Annual Meeting, 97.95% of the shares cast voted in favor of our say-on-pay proposal on NEO compensation. The Compensation Committee views this vote as supportive of our overall approach to executive officer compensation.

        Our compensation elements have not changed in 2016 and are shown in the following graphic.

        The three key elements of our executive compensation program, described in greater detail starting on page 33, include:

  •
  Base Pay.  We believe that our base salary is competitive and appropriate to attract and retain top talent. Base salaries for our NEOs (other than Mr. Craft, our Interim Chief Financial Officer) averaged 11.2% below the median of our market group companies in 2016. The table on page 38 shows the details.

  •
  Management Annual Incentive Program.  The MAIP is a variable performance-based element of executive compensation that rewards our NEOs for individual and overall Company performance results achieved in the most recently completed year. MAIP payments are based on performance results compared to targeted 2016 goals. Based on our 2016 performance, MAIP payments were at 79% of target on average for our NEOs.

  •
  Long-term Incentive Compensation.   The third element of executive compensation consists of a mix of long-term incentive ("LTI") compensation awards. These awards take the form of stock options, RSUs and PSUs to align management with long-term stockholder interests and provide an appropriate balance of pay at risk. We believe this mix of equity incentives motivates and rewards our NEOs for sustaining longer-term financial and operational performance that aligns with executive officer and investor goals to increase stockholder value.

        We look to our market group to ensure that over time, total direct compensation remains near median total pay levels. We also evaluate our ability to attract and retain executives as a measure of competitiveness. In any given year, some elements may be above or below median.

        Our Compensation Committee believes that compensation for our executive officers should be more heavily weighted toward variable elements of compensation than is the case for other employees. The rationale is that executive officer performance is more likely to have a strong and direct impact in leading the attainment of strategic and financial goals likely to affect stockholder value. We have designed our pay mix to reflect this relationship.

        The charts below illustrate the mix of total direct compensation at target for 2016 for our CEO and, on average, for our other NEOs (other than Mr. Craft, who is serving as our Interim Chief Financial Officer).

EXECUTIVE COMPENSATION FRAMEWORK AND GOVERNANCE

        Our executive compensation program is designed to promote stockholder interests by aligning compensation with the realization of our business objectives and increased long-term stockholder value. The objectives of our executive compensation program are as follows:

  •
  Encourage superior performance, promote accountability and ensure that executive officer interests are aligned with long-term stockholder interests.

  •
  Attract, develop and retain highly qualified executive officers.

  •
  Motivate and reward executive officers for the achievement of our measures of success:

  o
  Total stockholder return, as measured by stock price appreciation and dividends;

  o
  Our financial performance; and

  o
  Performance on specific individual financial, operational, strategic and personal objectives.

  •
  Reinforce and motivate full use of our resources to maximize earnings, cash flow and growth, with a view toward long-term sustainability.

        To best achieve these compensation objectives, our executive compensation program is designed to:

  •
  Reward individual performance.   Base pay, MAIP and long-term incentive compensation awards are based on an individual's job (role and level), experience and performance compared against specified financial, operational and strategic business goals (as appropriate to the individual's position). Also considered are Company performance, the desired pay relationships among executive officers and market practices.

  •
  Be competitive and encourage continued service.  Our executive compensation program's design and levels are set considering the practices of similar companies with which we compete for talent. All of our equity awards are subject to vesting schedules, which provide an incentive for continued employment. Further, our executive officers' target total direct compensation opportunity is intended to stand near the median of total executive officer compensation programs of our market group. Actual total compensation earned by each NEO will be above or below the median of our market group, depending on our performance, as well as the individual experience and performance of each executive officer.

  •
  Drive results.  Our executive officer compensation program emphasizes variable, incentive award opportunities which are payable if specified goals are achieved or our stock delivers strong total return to stockholders. We provide NEOs annual cash and long-term equity incentive opportunities where payout results depend on our performance and are designed to represent the majority of each NEO's total compensation.

  •
  Align interests with stockholders.   Long-term equity awards are granted in the form of RSUs, PSUs and stock options. NEOs are required to obtain and maintain a minimum level of stock ownership within five years of appointment to encourage them to align their financial interest with those of our stockholders.

  •
  Improve safety.  Meeting safety improvement goals is a factor of our operational management and staff's personal objectives as we work to strengthen our overall culture of safety.

  •
  Be cost effective.  Our MAIP and long-term incentive compensation programs are based on our financial performance and are not guaranteed. MAIP and PSU awards are earned as specified goals are achieved, subject to thresholds, and contain a maximum limit for each employee. RSUs are also earned as specified goals are achieved.

        Executive Compensation Practices.    The Compensation Committee regularly discusses practices and corporate governance developments relating to executive officer compensation. The table below highlights our key executive compensation practices including the practices we have implemented because they support our desire to appropriately impact performance results and align with long-term stockholder interests and practices we have not implemented because we do not believe they would serve our stockholders' long-term interests.

Executive Compensation Practices (What We Do)	Executive Compensation Practices (What We Don't Do)

✓ Independent consultant to the Compensation Committee.	× Our Compensation Committee does not allow its compensation consulting firm to provide any other services to the Company.

✓ No undue risk embedded in the compensation programs.	× We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company.

✓ Clear corporate governance policies.	× We expressly prohibit the repricing of stock options, cash buyouts for underwater stock options, hedging, pledging and the use of margin accounts related to our stock.

✓ Stock ownership guidelines and retention requirements.	× We do not pay dividends on outstanding, unvested PSUs.

✓ Appropriate levels of pay at risk.	× We do not guarantee bonus payments except for new hire bonus awards.

✓ Clear and transparent direct compensation elements.	× We do not have active defined benefit retirement plans or individual supplemental executive retirement plans ("SERPS") covering our named executive officers.

✓ Appropriate peer group.	× We do not rely solely on peer group data when making pay decisions.

✓ Limited perquisites specific to the NEOs.	× We do not provide significant additional benefits to executive officers that differ from those provided to all other employees.

✓ Generally no employment agreements.	× We do not have employment agreements with executives except with our CEO, Mr. Malecha.

✓ Double trigger change of control agreements.	× We do not provide excise tax gross-ups.

✓ Considered input from stockholders.	× We do not implement policies or practices which are counter to good governance.

        Further discussion on certain of these practices can be found in the "Other Compensation Policies and Practices" section, below.

Executive Compensation Program Summary

        Direct Compensation Elements.    We provide three elements in our executive compensation program to balance short-term rewards and long-term alignment with corporate strategy, stockholder interests and executive retention: base pay, MAIP, and long-term incentive compensation in the form of equity grants. The following table summarizes the three compensation tools we use to attract, reward, align and retain our executive officers.

Compensation Component	Purpose	Key Features

Base Pay	Provides a fixed competitive level of cash compensation for services rendered.	Executive officers are eligible for, but not guaranteed, merit and market-related adjustments each year.

Annual Cash Incentive (MAIP)	Motivates and rewards for achievement of annual financial and individual performance goals.

Establishes a clear linkage between annual business results and alignment of compensation for executive officers.

Promotes teamwork across business-units and functional support groups.

Reinforces and motivates participants to fully utilize our resources and continue efforts to maximize earnings, cash flow and growth.

The Compensation Committee approves a general funding level based on our performance against pre-established financial goals.

The Compensation Committee then reviews the CEO's recommendations to determine individual payouts for each executive officer other than the CEO based on our financial performance and individual contribution. The CEO's payout is determined by the Compensation Committee taking into consideration various factors.

Awards are paid to the extent that goals are achieved. Payouts for financial performance are at 100% of target when the goal level is achieved. There is no payout if threshold (75% of target) is not achieved and the maximum payout is 200% of target.

Long-Term Equity Incentives (stock options, RSUs and PSUs)	Motivates and rewards for successful delivery of increased stockholder value. Vesting and earning over time encourages a focus on sustainability of our earnings and drives retention.	In all forms, equity grants allow executive officers to accumulate a meaningful stake in our stock over time.

Stock Options: Future stock option value is based on share price appreciation, which aligns with stockholder interests. Four-year ratable vesting schedule promotes retention.

Restricted Stock Units: RSUs require satisfaction of an initial year performance hurdle and cliff vest after three years (or a shorter vesting period for new hires), encouraging retention.

Performance Stock Units: We award two types of PSUs to executive officers. The first is earned based on our rTSR compared to other companies operating in the same economic environment (the "rTSR PSUs"). The relative total stockholder return will be compared to the Russell 3000 at the end of three years. The second is earned based on ROIC, which ties our executive pay to our investments that are important to our long-term success (the "ROIC PSUs"). The PSUs are also a three-year cliff-vested award.

        Peer Groups and Benchmarking.    The Compensation Committee, with assistance from Pearl Meyer, annually reviews specific criteria and recommendations regarding companies to add to or remove from our peer group. In setting 2016 compensation, Pearl Meyer, at the direction of our Compensation Committee, utilized objective business and financial criteria to select publicly-traded companies in the metals, mining, chemical (including fertilizers and agricultural chemicals), and construction material industries with comparable pay models, revenues and company market capitalization values. Based on its annual review and analysis of peer companies in our comparison group, Pearl Meyer recommended removing the following companies that had been acquired or filed for bankruptcy in 2015: Cytec Industries (acquired in 2015), OM Group (acquired in 2015 and became Vectra Corporation) and Walter Energy (filed for bankruptcy in 2015). Pearl Meyer recommended adding Tronox Limited, Headwaters Incorporated and The Scotts Miracle-Gro Company, which are relevant from an industry perspective and are appropriate comparators in terms of company size. Tronox Limited produces and markets titanium bearing mineral sands and titanium dioxide pigment through underground mining. Headwaters Incorporated operates through three main business segments: building products, construction materials and energy technology. The Scotts Miracle-Gro Company manufactures, markets and sells consumer lawn and garden products, such as fertilizers.

        Based on Pearl Meyer's analysis and recommendations, the Compensation Committee approved the peer group companies listed below. At the time of review, all peer group companies were publicly-traded, stand-alone companies of appropriate size and within relevant industries that the Compensation Committee believed compete with us in labor markets and follow similar pay models. All are U.S.-based and traded on NYSE, except for Thompson Creek Metals Company Inc., a Canadian mining company, which was purchased by a Canadian company, Centerra Gold, in October 2016 (Centerra Gold is traded on TSX but Thompson Creek Metals Company Inc. is no longer publicly traded), and Innophos Holdings, which is traded on the Nasdaq. At the time our peer group was selected for 2016, all had U.S.-based executives and executive compensation programs which appear to conform to typical U.S. practices. In addition, our market capitalization and revenue approximated the median of the peer group.

Peer Companies for 2016

Albemarle Corporation	Innophos Holdings, Inc.	Stillwater Mining Company
Cabot Corporation	Intrepid Potash, Inc.	The Scotts Miracle-Gro Company
Calgon Carbon Corporation	LSB Industries Inc.	Thompson Creek Metals Company Inc.
Eagle Materials Inc.	Martin Marietta Materials, Inc.	Tronox Limited
FMC Corporation	Minerals Technologies Inc.	Vulcan Materials Company
Headwaters Inc.	Olin Corporation

        With the assistance of Pearl Meyer, the Compensation Committee reviews a summary of compensation practices of our peer group and annually compares our three principal elements of executive total compensation (base pay, annual incentive opportunity and long-term equity awards) with similar programs at our peer group companies to ensure our NEO total compensation is within a reasonably competitive range of our peers. The Compensation Committee also considers individual factors such as performance, responsibilities and experience. Our peer group data, along with market data, is used to ensure we have an accurate size and scope of data for setting competitive pay positions for our executive officers.

        We anticipate that Thompson Creek Metals Company Inc. will be removed from our peer group in 2017 because the company has been purchased by Centerra Gold.

        Perquisites and Benefits.    In order to attract and retain high-performing executives, we provide additional compensation elements consistent with our compensation philosophy and current market practice. We offer all employees, including the NEOs, a competitive package of traditional benefits that provides health, dental, vision, life insurance, and short-term and long-term disability coverage. These programs aim to provide a measure of security and encourage the health and well-being of employees. We provide executive officers supplemental disability income in the event of total disability and access to an annual executive physical.

        We also have the following:

  •
  Savings Plan.  Each of our executive officers, along with other U.S.-based employees, participates in the Compass Minerals International, Inc. Savings Plan (the "Savings Plan"), which consists of three components, described below. If an executive officer has reached the IRS annual limit on contributions under the Savings Plan, we make the Company contributions to the Compass Minerals International, Inc. Restoration Plan (the "Restoration Plan") instead of the Savings Plan.

  o
  401(k) plan Company match. Executive officers may contribute up to 75% of their base pay into a 401(k) account, subject to IRS annual limits on contributions. We provide a matching contribution of up to 4.5% of qualified cash compensation (comprised of base salary and MAIP bonus payments paid during the year) for executive officers contributing a portion of their qualified cash compensation to their 401(k) account.

    o
    Company profit sharing contribution. We make a discretionary profit sharing contribution to executive officers as a percentage of qualified cash compensation based on Adjusted EBITDA goal achievement (calculated as described on page 39), as determined by the Compensation Committee.

    o
    1% Company stock contribution. Each executive officer receives shares of our common stock equal to 1% of their qualified cash compensation.

  •
  Restoration Plan.  Executive officers and other key U.S.-based employees may defer receipt of up to 50% of their base salary and 100% of their annual cash bonus under the Restoration Plan, which allows executive officers to save for retirement in a tax-effective way at a minimal cost to us. If an executive officer has reached the IRS annual limit on contributions under the Savings Plan, we make the 401(k) plan Company match, Company profit sharing contribution and 1% Company stock contribution, described above, to the Restoration Plan, instead of the Savings Plan. The Restoration Plan is described in more detail following the Non-Qualified Deferred Compensation for 2016 table.

EXECUTIVE COMPENSATION DECISIONS FOR 2016

        The Compensation Committee approves compensation awards that are not contingent on the number, term or current value of other compensation previously awarded to executive officers. The Compensation Committee is of the opinion that reducing or limiting current awards or other performance based compensation because of prior gains realized would unfairly penalize the individual and reduce the motivation for high performance. Further, the Compensation Committee does not purposefully increase total longer-term compensation value in a given year to offset less than expected returns from previous awards.

        Our Compensation Committee determines all compensation for executive officers. During the first quarter of each year, our Compensation Committee conducts an evaluation of all our executive officers to determine if any changes in compensation are appropriate based on a market analysis prepared by our independent compensation consultant, executive performance and our overall financial performance. The CEO does not participate in the Compensation Committee's deliberations or decisions with regard to his compensation. At our Compensation Committee's request however, the CEO reviews with our Compensation Committee the performance of our executive officers, but no other employee has any input into executive compensation decisions. The Compensation Committee gives considerable weight to the CEO's evaluation of our executive officers because of his direct knowledge of each executive officer's performance and contributions. For each executive officer, the Compensation Committee considers performance and data from Pearl Meyer to determine independently each component of compensation based on their collective assessment of the executive officer's performance, as well as our overall financial performance.

        In an effort to understand our pay for performance alignment internally and relative to our peers, we review our CEO's and other NEO's one-year realizable compensation compared to our one-year relative total stockholder return (as indicated by the black square) and the same for our peers (each indicated by diamonds). Mr. Craft was not included in this calculation due to his position being an interim role. The area between the two dashed lines represents a range in which we believe pay and performance are generally aligned. As shown in the chart below, Compass Minerals' relative one-year total realizable pay is estimated to be in the bottom quartile of our peer group (25th percentile), while our one-year rTSR performance compared to our peer group is also in the bottom quartile (10th percentile). Since the majority of our peers have not yet filed their proxy statement, this is their 2015 compensation data (calculating the realizable value of their 2015 equity grants as of December 31, 2016).

Our pay for performance charts show that our pay and performance are aligned. We believe that our realizable pay is currently below target due to lower 2016 earnings as a result of lower sales volumes in both our salt and plant nutrition businesses, partially offset by operational improvements and higher average selling prices in both businesses. These conditions resulted in lower payouts and valuation in our variable pay elements (i.e., MAIP, stock options, RSUs and PSUs). The Compensation Committee recognizes our relative performance against our peer group and considered the realizable pay positioning when deciding 2016 NEO compensation.

        Base Pay.    Base pay provides a fixed level of cash compensation for services rendered, competitive with base salaries within our market group. When setting NEO base pay, the Compensation Committee considered (i) the relationship between our base salary levels and the level of a blended market rate composed of our market group, with a view towards recruiting and retaining talent, and (ii) the experience, knowledge, responsibilities and performance of the individual NEO. For 2016, base pay was targeted near the 50th percentile (median) of our market group. Actual base pay may be above or below the median depending on the NEO's skills and potential, time in position, ongoing contribution to the business and sustained level of performance. We increased base salaries for NEOs effective March 1, 2016 and Mr. Craft's base salary was increased on November 2, 2016, at the time he assumed the role of Interim Chief Financial Officer. In the past, executive officer base pay increases were effective April 1, but in 2016 this was moved to March 1 to align with certain other non-union employee base pay increases.

        The following table summarizes the changes to each NEO's base pay in 2016.

Name and Title	Base Pay Effective January 1, 2016	Base Pay Effective December 31, 2016	Percent Change

Francis J. Malecha(1) President and Chief Executive Officer	$762,200	$762,200	*

John D. Craft(2) Interim Chief Financial Officer	$220,000	$351,426	—

Steven N. Berger Senior Vice President, Corporate Services	$374,544	$382,035	2%

Jack C. Leunig Senior Vice President, Operations	$315,120	$321,422	2%

Diana C. Toman(3) Senior Vice President, General Counsel and Corporate Secretary	$325,000	$326,033	*

Matthew J. Foulston(4) Former Chief Financial Officer	$450,000	$459,000	2%

*   Less than 1%.

(1)  Mr. Malecha's base pay did not increase in 2016. While Mr. Malecha's individual performance was strong, the Compensation Committee and Mr. Malecha agreed no adjustment was appropriate due to market conditions and alignment with stockholder value creation.

(2)  On November 2, 2016, Mr. Craft was named Interim Chief Financial Officer and his base pay was increased.

(3)  Ms. Toman joined us in November 2015.

(4)  The amount listed for Mr. Foulston under "Base Pay Effective December 31, 2016" is Mr. Foulston's base pay effective December 1, 2016.

2016 Management Annual Incentive Program

        MAIP Overview.    Annual cash bonuses are paid to our NEOs under the MAIP, which links a substantial portion of each NEO's annual cash compensation to our financial performance and individual performance. These bonuses are designed to reward, where earned, short-term performance evidenced by the achievement of our annual operating plan's goals and individual performance. Bonuses paid under the MAIP are variable and are determined by the Compensation Committee. MAIP bonus payments are made under our 2015 Incentive Award Plan.

        2016 MAIP Bonus Formula.    In 2016, MAIP bonuses to our NEOs (other than Mr. Foulston) were calculated using the following formula. Mr. Foulston did not receive an MAIP bonus in 2016 because he was no longer employed by us when MAIP bonuses were paid and, as a result, was not eligible for a MAIP bonus in 2016.

        MAIP Target Bonus Percentage.    The Compensation Committee sets target MAIP bonuses at the beginning of each year, based on a percentage of each NEO's base salary. Actual MAIP bonuses may range from 0% to 200% of each NEO's bonus target, depending on actual results achieved against the MAIP performance factors. The target MAIP bonus percentages are intended to be market competitive and consistent with median short-term cash bonus percentages of our market group. The MAIP target percentages and target bonuses are set forth below.

NEO	Base Salary	Target Percentage	Target Bonus

F. Malecha	$762,200	105%	$800,310

J. Craft(1)	$246,082	35%	$85,347

S. Berger	$382,035	50%	$191,018

J. Leunig	$321,422	60%	$192,853

D. Toman	$326,033	50%	$163,017

(1)  For purposes of calculating Mr. Craft's target bonus, his target percentage and base salary were prorated for the time he was in his roles as Vice President and Controller and Interim Chief Financial Officer. The base salary and target percentage listed for Mr. Craft are the annualized amounts based on this proration.

        MAIP Performance Factors.    For 2016, the Compensation Committee chose to base MAIP bonus payments for the NEOs on the following performance factors (i) Adjusted EBITDA, which measures Company performance, and (ii) personal performance objectives, which measures individual performance. The table below outlines the factors chosen, the weighting of each factor and the rationale for using the factors.

Performance Factor	Weighting(1)	Rationale

Company Performance: Adjusted EBITDA	80%	Adjusted EBITDA is a measure of our operating performance, which excludes elements of resource allocation, financing methods, cost of capital and income tax positions that are managed at a corporate level apart from our core business operations. Adjustments are also made for unexpected, unusual or non-recurring items and certain non-cash items.

Individual Performance: Personal Performance Objectives	20%	Performance objectives for each person drive individual accountability.

(1)  For Mr. Craft, the Company performance factor is weighted at 70% and the individual performance factor is weighted at 30% for the time he was in his role as Vice President and Controller and the Company performance factor is weighted at 80% and the individual performance factor is weighted at 20% for the time he was in his role as Interim Chief Financial Officer.

        In addition, for any MAIP bonus payments to be made, the Company must achieve Adjusted EBITDA of at least 50% of the pre-established Adjusted EBITDA target.

        Company Performance Factor.    The Compensation Committee chose Adjusted EBITDA as the metric to measure Company performance for purposes of the NEO's MAIP bonus payments for 2016. This performance factor was established during the fourth quarter of 2015 and approved in the first quarter of 2016. The metric and targeted achievement levels were chosen based on considerations that included 2015 results, a targeted improvement for 2016, the Board-approved 2016 annual operating plan and the anticipated 2016 business environment. The targeted achievement levels did not factor in the acquisition of Produquímica, as the acquisition was not contemplated by our 2016 annual operating plan.

        EBITDA stands for earnings before interest, taxes, depreciation and amortization. For MAIP and other compensation purposes, Adjusted EBITDA is calculated by subtracting EBITDA attributable to Produquímica and adding restructuring charges and costs related to the Produquímica acquisition. The Compensation Committee believes adjustments to EBITDA are appropriate to avoid the impact (positive or negative) on Company performance factor achievements that result from unusual or non-recurring items, or non-cash items or events not contemplated by our 2016 annual operating plan.

        The Adjusted EBITDA performance metric is subject to a cap of 200%. The actual achievement of the Adjusted EBITDA performance factor is computed from our financial results as certified by the Interim Chief Financial Officer using a linear calculation and the following payout scale.

Percent of Company Performance Achieved	Resulting Company Performance Factor Achievement

Less than 75%	0%

75% (Threshold)	25%

100% (Target)	100%

150% or greater (Maximum)	200%

        EBITDA for 2016 was $321.7 million and after adjustments, Adjusted EBITDA for 2016 was $257.5 million, which had the overall effect of reducing MAIP payouts for 2016.

        In 2016, our Adjusted EBITDA performance was below target, as shown in the following table.

Company Performance Factor	Actual Performance Achieved (as a Percent of Target)	Resulting Company Performance Factor Achievement

Adjusted EBITDA	85.3%	55.9%

        Individual Performance Factor.    The personal performance objectives for each of our NEOs are based on a combination of the current year and longer-term business goals, are both quantitative and qualitative in nature and include key Company strategic objectives specific to each individual's area of responsibility and accountability. The table below provides a general description of the personal performance objectives for each of our NEOs. Certain personal performance objectives and specific targets are not disclosed because we believe this disclosure would reveal strategic objectives and information that is not otherwise publicly disclosed and would result in competitive harm.

Name	2016 Personal Performance Objectives

F. Malecha

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Deliver against financial targets and our growth strategy

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Progress the safety culture with continued emphasis on reduction of severe incidents and near misses

•

Progress significant capital projects and manage capital spending at or below planned level

•

Champion diversity and talent development, including succession planning

J. Craft

•

Ensure compliance with accounting related policies and procedures and effectiveness of internal controls

•

Support operations to deliver financial objectives for EBITDA, cash, ROIC and capital expenditures

•

Streamline the accounting close, accounts payable and other accounting related processes

S. Berger

•

Lead significant change and transformation programs

•

Improve information technology infrastructure and application environment

•

Lead talent development, succession planning and diversity programs

•

Lead the overall integration of Company acquisitions

J. Leunig

•

Deliver year-over-year improvements in lagging and leading safety indicators

•

Lead high-visibility safety initiatives: Top nine hazards and Hearts and Minds safety culture

•

Successfully deliver on the $250 million capital expenditure plan

•

Identify and implement productivity improvements across all operational areas

•

Support the operation and safety program integration of Company acquisitions

D. Toman

•

Establish a fully integrated legal function

•

Develop the foundation for a global compliance program, including a new Code of Ethics that cohesively incorporates our Core Values

•

Support growth activity and acquisitions

•

Lead the Compass Minerals Diversity and Inclusiveness Initiative

        After the end of the performance year, the CEO reviewed the individual performance of the other NEOs with the Compensation Committee and recommended an achievement level for the personal performance metric, which can range from 0% to 200%, based on the degree to which these NEOs achieved their personal performance objectives. The Compensation Committee also considered the performance of the CEO and determined his achievement level for the personal performance metric, which can range from 0% to 200%.

        MAIP Results.    All MAIP bonuses are approved by the Compensation Committee following its review and approval of the Company performance factor achievement level, which was certified by the Interim Chief

Financial Officer, as well as individual personal performance goal achievement. The following table shows the approved MAIP bonuses paid to the NEOs for 2016.

2016 Actual MAIP Results

			Performance Factors(1)

NEO	Base Salary	Target Percentage	Company Performance Factor(2)	Individual Performance Factor		MAIP Bonus	Percentage of Target Bonus

F. Malecha	$762,200	105%	$357,899	140%	$224,087	$581,985	72.7%

J. Craft(3)	$246,082	35%	$35,006	175%	$39,766	$74,772	87.6%

S. Berger	$382,035	50%	$85,423	177%	$67,620	$153,043	80.1%

J. Leunig	$321,422	60%	$86,244	140%	$53,999	$140,243	72.7%

D. Toman	$326,033	50%	$72,901	185%	$60,316	$133,217	81.7%

(1)  The Company performance factor is weighted at 80% and the individual performance factor is weighted at 20% for all NEOs, other than Mr. Craft (see Footnote 3 of this table).

(2)  The Company performance factor achievement was 55.9%.

(3)  For purposes of calculating Mr. Craft's MAIP bonus, his base salary and target percentage were prorated for the time he was in his roles as Vice President and Controller and Interim Chief Financial Officer. The base salary and target percentage listed for Mr. Craft are the annualized amounts based on this proration. In addition, for Mr. Craft, the Company performance factor is weighted at 70% and the individual performance factor is weighted at 30% for the time he was in his role as Vice President and Controller and the Company performance factor is weighted at 80% and the individual performance factor is weighted at 20% for the time he was in his role as Interim Chief Financial Officer.

Long-Term Incentive Compensation

        Overview.    Our executive compensation program includes long-term incentive compensation to reward performance through the use of equity-based awards, which emphasize long-term stockholder value creation and aim to align stockholder interests and Company objectives as well as balance pay at risk and retention. The equity awards granted by the Compensation Committee to NEOs in 2016 are a combination of stock options, RSUs and PSUs. The target value mix of the 2016 long-term incentive awards for all NEOs was 25% options, 25% RSUs and 50% PSUs.

        The RSUs and PSUs granted in 2016 are performance-based. RSUs are forfeited unless a specified performance hurdle is satisfied. The PSUs have performance criteria based on rTSR and ROIC and the number of shares that will be awarded to NEOs on vesting will depend on our actual results measured against these performance criteria.

        A targeted long-term incentive compensation dollar amount for each NEO is established by considering market factors, business conditions and growth strategy and after consultation with Pearl Meyer. The goal is to target total direct compensation (consisting of base pay, MAIP and long-term incentive compensation awards) at or near the median of the total direct compensation of our market group. In 2016, the grant date for annual equity award grants was moved from March 10 to April 1 for all eligible employees in order to separate the grant timing from MAIP bonus payments and for administrative ease. The 2016 long-term incentive compensation targeted grant values are shown in the table on page 44.

        Stock Option Grants.    In 2016, NEOs were granted stock options on April 1, 2016, which vest 25% each year over a four-year period (fully vesting on April 1, 2020) and will expire on April 1, 2023 (seven years after the grant date). NEOs have no voting rights with respect to stock options.

        To reduce the risk of improper option grant timing issues, the Compensation Committee adopted Option Grant Procedures in January 2007, which were updated in November 2015, addressing how stock option grant dates and exercise prices are determined in different circumstances. Annual option grants to employees occur on April 1 each year or the next business day, unless postponed because of the events specified in the Option Grant Procedures. All stock option grants must have an exercise price equal to the closing price of our common stock on the grant date. These Option Grant Procedures were followed with respect to all stock options granted in 2016.

        Restricted Stock Unit Grants.    In 2016, NEOs were granted RSUs on April 1, 2016, with a performance hurdle tied to 2016 financial performance and that will vest on April 1, 2019 (three years after the grant date), if the performance hurdle is satisfied. Each RSU represents the right to receive one share of our common stock. NEOs have no voting rights with respect to RSUs.

        RSUs granted to NEOs have dividend equivalents, which entitle the NEOs to the same dividend value per share as holders of our common stock. Dividend equivalents are not paid until the RSU performance hurdle is satisfied. If the RSU performance hurdle is satisfied, the accumulated dividend equivalents are paid, and, subsequently, dividend equivalents are paid on the RSUs when dividends are declared. If the RSU performance hurdle is not satisfied, the RSU will be forfeited and no dividend equivalents will be paid.

        For the 2016 RSU grants, the performance hurdle required our Adjusted EBITDA for 2016 be at least $151 million. This amount was chosen because it is equal to 50% of the Adjusted EBITDA in our Board-approved 2016 annual operating plan.

        Performance Stock Unit Grants.    In 2016, NEOs were granted rTSR PSUs and ROIC PSUs. The PSUs were granted on April 1, 2016, have a three-year performance period and will vest on April 1, 2019 (three years after the grant date), to the extent the performance criteria are met (i.e., to the extent the PSUs are earned). Each PSU represents the right to receive one share of our common stock. Based on the performance at the end of the three-year performance period, NEOs may earn less or more than the target PSU awards granted. NEOs have no voting rights with respect to PSUs.

        The rTSR PSU grants are measured by ranking our three-year total shareholder return relative to the Russell 3000 Index during the three-year performance period. Our Compensation Committee, with the assistance of Pearl Meyer, selected the Russell 3000 Index because the index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market. The index measures the performance of the largest 3,000 U.S. companies and represents approximately two thirds of the total market capitalization of all U.S. listed stocks. The Compensation Committee believes this further aligns the objectives of our executive officers with our stockholders.

        At the end of the performance period, the number of shares of common stock that will be earned with respect to each rTSR PSU will be calculated by using a straight-line interpolation between threshold and target, as well as between target and maximum, as follows:

Benchmark Ranking	% of rTSR PSU Earned

< 30th Percentile	0%

30th Percentile (Threshold)	50%

50th Percentile (Target)	100%

>=70th Percentile (Maximum)	150%

        The ROIC PSUs have a three-year performance period. The Compensation Committee added ROIC PSUs to our executive compensation program in 2015 to tie executive officer pay to our investments that are important to our long-term success and health. The three-year target ROIC was set by taking the average of the current year approved budgeted ROIC and the subsequent two annual estimated ROIC from our strategic and capital investment plans. At the end of the performance period, the number of shares of our common stock that will be earned with respect to each ROIC PSU will be calculated by using a straight-line interpolation between threshold and target, as well as between target and maximum, as follows.

% of Goal Achieved	% of ROIC PSU Earned

< =2.5 Percentage Points below Target (Threshold)	0%

= Target(1)	100%

>=2.5 Percentage Points above Target (Maximum)	200%

(1)  The specific ROIC target is not disclosed because we believe this disclosure would reveal strategic objectives and information that is not otherwise publicly disclosed and would result in competitive harm.

        Dividend equivalents are accumulated and paid only on PSUs actually earned and are paid when the shares underlying the PSUs are paid. If no PSUs are earned, the PSUs will be forfeited and no dividend equivalents will be paid.

        Target Grant Value.    The following table summarizes the target grant award value and equity awards granted to NEOs during 2016.

NEO	Target Grant Value(1)	Stock Options Granted(2)	RSUs Granted(3)	rTSR PSUs Granted(4)	ROIC PSUs Granted(3)

F. Malecha	$1,776,000	43,658	6,117	5,745	6,117

J. Craft(5)	$67,628	1,662	233	219	233

S. Berger	$400,000	9,833	1,378	1,294	1,378

J. Leunig	$435,000	10,693	1,498	1,407	1,498

D. Toman	$330,000	8,112	1,137	1,068	1,137

M. Foulston(6)	$600,000	14,749	2,066	1,941	2,066

(1)  The target grant value was determined by the Compensation Committee in February 2016.

(2)  The number of stock options granted is equal to 25% of the target grant value divided by value of the stock options as of April 1, 2016, as determined using the Black-Scholes option valuation model.

(3)  The number of RSUs and ROIC PSUs granted is equal to 25% of the target grant value, respectively, divided by the volume weighted average price ("VWAP") of our common stock for the 20 consecutive trading days ending on the April 1, 2016 grant date.

(4)  The number of rTSR PSUs granted is equal to 25% of the target grant value divided by the value of the rTSR PSUs, as determined by using a Monte Carlo valuation.

(5)  Mr. Craft's 2016 equity awards were granted when he was in the role of Vice President and Controller.

(6)  Mr. Foulston's 2016 equity awards were forfeited in full when he resigned from his position as our Chief Financial Officer.

2016 TOTAL DIRECT COMPENSATION COMPARED TO MARKET COMPENSATION

        In November 2015, Pearl Meyer provided market compensation data for 2015 that was adjusted to estimate 2016 market compensation levels. Pearl Meyer utilized the peer group company data and market data from survey sources to develop a blended market rate, which our Compensation Committee used as a market group to evaluate our executive compensation competitive position and to establish our 2016 executive compensation. For

2016, our target total direct compensation (at target) averaged 8.2% below our market group median for our NEOs (other than Mr. Craft).

NEO(1)	2016 Total Direct Compensation(2)	2016 Market Group Total Direct Compensation(3)	Difference(4)

F. Malecha	$3,338,510	$3,716,000	(10.2)%

S. Berger	$973,053	$1,120,000	(13.1)%

J. Leunig	$949,275	$1,182,000	(19.7)%

D. Toman	$819,050	$699,000	17.2%

M. Foulston	$1,357,350	$1,381,000	(1.7)%

(1)  Mr. Craft is not included because he is currently serving in an interim role and his compensation for serving in this role was not determined at the same time as the compensation of the other NEOs.

(2)  Base pay as of December 31, 2016 (December 1, 2016 for Mr. Foulston) + MAIP at target for 2016 + target grant value of equity award for 2016.

(3)  Median of total target direct compensation of all companies in market group data for this role. Ms. Toman was compared to survey data for similar positions.

(4)  A negative percentage indicates that the NEO's total direct compensation is below the median total direct compensation of the market.

EXECUTIVE COMPENSATION DECISIONS FOR 2017

        Prior to the date of this Proxy Statement, the Compensation Committee made a number of decisions affecting executive officer compensation in 2017. This section provides a brief overview of those decisions and reflects our work to continue to keep our executive pay competitive with our market group.

        2017 Compensation Decisions.    The Compensation Committee, in consultation with Pearl Meyer, reviewed our executive's total compensation to ensure appropriate alignment with our market group, to reflect the market for executive talent and to recognize individual performance and contribution to the company. Based on this review, the Compensation Committee approved the following base salaries (effective March 1, 2017), MAIP target percentages for 2017 and LTI award target grant percentages for 2017 for each NEO.

NEO	Base Pay (Effective March 1, 2017)	2017 MAIP Target Percentage(1)	2017 LTI Target Grant Percentage(2)

F. Malecha	$800,310	110%	270%

J. Craft(3)	$351,026	50%	35%

S. Berger	$389,676	55%	125%

J. Leunig	$337,493	60%	175%

D. Toman(4)	$384,719	55%	125%

(1)  2017 MAIP target percentage is a percentage of each NEO's base salary and is the basis for determining MAIP bonuses for 2017. For additional details on the MAIP, see the discussion beginning on page 38.

(2)  2017 LTI target grant percentage represents a percentage of each NEO's base salary and is the basis for determining equity awards to be granted to our NEOs in April 2017. For additional details on our equity awards, see the discussion beginning on page 42.

(3)  Mr. Craft's base pay was increased when he was named our Interim Chief Financial Officer in November 2016, and the Compensation Committee determined no further adjustment to his base pay was appropriate. Mr. Craft's 2017 MAIP target percentage is based on his role as our Interim Chief Financial Officer and will be prorated based on the period of time in 2017 he serves as our Interim Chief Financial Officer.

(4)  Ms. Toman's market group was adjusted in 2016 to better reflect her role. As a result, the Compensation Committee approved an increase to Ms. Toman's base pay, bringing it into alignment with market peers.

        Management Annual Incentive Program.    The Compensation Committee reviewed the MAIP design and decided to recalibrate how the 2017 MAIP payments will be calculated to ensure the MAIP remains aligned with our pay for performance philosophy. As a result of the decision, the 2017 MAIP payout scale will be as follows:

Percent of Company Performance Achieved	Resulting Company Performance Factor Achievement

Less than 75%	0%

75% (Threshold)	50%

100% (Target)	100%

120% or greater (Maximum)	200%

        Long-Term Incentive Compensation.    The Compensation Committee reviewed the long-term incentive compensation design and determined the design continues to provide an appropriate compensation vehicle to align long-term stockholder interests and our strategy.

        There were no changes to the mix of the awards or the design elements of the options, ROIC PSUs or RSUs. However, the Compensation Committee, based on benchmarking data from Pearl Meyer, determined our current payout scale for our rTSR PSUs was not in alignment with our market group. As a result, the Compensation Committee approved changes to the the number of shares of common stock that will be earned with respect to each rTSR PSU granted in 2017, as follows:

Benchmark Ranking	% of rTSR PSU Earned

< 25th Percentile	0%

25th Percentile (Threshold)	50%

50th Percentile (Target)	100%

>=75th Percentile (Maximum)	150%

        The Compensation Committee believes the changes to our executive compensation program are appropriate, align with our performance and our goal of being market competitive for executive talent and will continue to drive the appropriate level of accountability and performance.

OTHER COMPENSATION POLICIES AND PRACTICES

        Our Compensation Committee regularly discusses practices and corporate governance developments related to executive compensation. Below is more information about compensation practices we have in place to support our desire to appropriately impact performance results and align with long-term stockholder interests.

        Independent Compensation Consultant.    The Compensation Committee retained the services of Pearl Meyer, an executive compensation consulting firm, for professional advice regarding the director and executive officer compensation described in this Proxy Statement. Pearl Meyer was first engaged in June 2011 and reports directly to the Compensation Committee.

        No member of the Compensation Committee or NEO has any significant affiliation with Pearl Meyer. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to NYSE and SEC rules and concluded no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

        In setting 2016 executive compensation, the Compensation Committee used Pearl Meyer's services to obtain comparative executive compensation information benchmarked to specific peer companies and published survey data. Pearl Meyer looks for data from companies in labor markets in which we compete and that follow similar pay models. The Compensation Committee periodically sought input from Pearl Meyer on director compensation and a range of external market factors, including evolving compensation trends, status of the current labor market, appropriate comparison companies and market survey data.

        The Compensation Committee has determined management may also use the services of the independent compensation consultant with the prior approval of the Compensation Committee however, to date, management has not engaged Pearl Meyer independently from the Compensation Committee for assistance.

        No Undue Risk in Compensation Programs.    We aim to reduce the probability and relative impact of compensation-related risk by continuously assessing the risks inherent in our compensation systems and the appropriate risk mitigating strategies. Our management regularly reviews and updates the Compensation Committee on the compensation-related risks identified and the status of mitigation strategies. We mitigate undue risk by emphasizing long-term equity incentives and utilizing caps on potential payments, reasonable retention strategies, performance targets, and appropriate Board and management processes to identify and manage risk. See pages 17-18 for more information about our practices related to compensation risk management.

        Clear Corporate Governance Policies.    We have adopted policies which expressly prohibit repricing of underwater stock options, do not allow excise tax gross-ups, provide for a clawback and place explicit restrictions on hedging of equity awards. Our Compensation Clawback Policy requires repayment of bonus or other incentive-based or equity-based compensation awarded or paid under our incentive plans in the event of a financial restatement. Our executive officers are subject to a strong "no fault" policy whether or not the executive officer's actions involve misconduct. See the discussion on pages 17-18 for more information.

        Appropriate Levels of At-Risk Pay.    Our Compensation Committee believes compensation for our executive officers should be more heavily weighted toward variable elements of compensation than is the case for other employees. The rationale is that executive officer performance is more likely to have a strong and direct impact in leading the attainment of strategic and financial goals likely to affect stockholder value. We tie pay to performance by ensuring that a significant portion of compensation is performance-based and at-risk. We set clear financial goals for Corporate and Business-Unit performance and differentiate based on individual performance against pre-set objectives. We impose a minimum multi-year vesting period for all executive equity awards except as enticement for new hires. We have designed our pay mix to reflect this relationship. The charts on page 31 illustrate the mix of total direct compensation at target for 2016 for our CEO and, on average, for our other NEOs (other than Mr. Craft, our Interim Chief Financial Officer).

        Stock Ownership Guidelines and Retention Requirement.    Our Compensation Committee has adopted a policy requiring each non-employee director and members of our senior management to obtain and maintain ownership in our common stock (or its equivalent) at specified levels. We believe this policy aligns management and stockholder interests, requiring our CEO and executive officers to own a meaningful amount of Company Stock within five years of appointment. For more information, see page 20.

        Employment and Change in Control Agreements.    In general, we do not offer our executive officers employment agreements, except for the CEO, unless customary in the jurisdiction. We have a double trigger change in control severance agreement ("CIC agreement") in place with each NEO, except Mr. Craft (our Interim Chief Financial

Officer). All of our executive officers have entered into a restrictive covenant agreement. These agreements are described below.

  •
  Employment Agreement with the CEO.  We entered into an employment agreement with Mr. Malecha, effective as of January 17, 2013, in connection with him joining as our President and Chief Executive Officer. This agreement addresses, among other things, base compensation, MAIP award target, long-term incentives and certain post-termination payments. His employment agreement terminates after five years but automatically extends for successive one-year periods unless we provide 60-day advance notice of non-renewal or it is terminated earlier.

  •
  Change in Control Arrangements.   The Compensation Committee believes agreements assuring income replacement after a termination of employment in connection with a change of control are important to retain executive officers and to ensure they remain focused on stockholder interests in the event a change in control negotiation takes place. We have double trigger change in control provisions in place for each NEO, which means there is no payout unless NEO employment is terminated upon a change in control as further described in the agreements. Our NEOs (other than Mr. Craft and Mr. Foulston) are parties to CIC agreements. The Compensation Committee considers the existence of these post-termination compensation arrangements in assessing whether overall compensation of our NEOs is competitive to our market group. The CIC agreements do not provide for excise tax gross-up payments upon a change in control. For more information, see the discussion beginning on page 58.

  •
  Restrictive Covenant Arrangements.   Each NEO has entered into a Restrictive Covenant Agreement with us limiting solicitation of employees and competition after the NEO's termination. Each NEO is also a party to a Confidentiality and Invention Assignment Agreement.

  •
  Non-Contractual Severance Arrangements.  With the exception of Mr. Malecha's employment agreement and the CIC agreements, no NEO has an agreement that provides for specific and guaranteed payments upon separation from us.

        Input from Stockholders.    The results of the annual stockholder say-on-pay vote help inform the Compensation Committee as it executes its duties. Our stockholders have consistently affirmed their support of our executive compensation program. In 2016 they cast a 97.95% vote in favor of our NEO compensation.

Tax Considerations

        Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation a company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the company at the end of the year (other than the chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a stockholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation it determines to be consistent with the goals of our executive compensation program even if the awards are not tax deductible. With respect to compensation reported in the Summary Compensation Table for 2016, MAIP annual cash bonuses as well as stock option, PSU and RSU grants were intended to satisfy the requirements for deductible compensation.

Forward Looking Statements

        The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                        Paul S. Williams, Chair
                        Valdemar L. Fischer
                        Richard S. Grant
                        Lori A. Walker
                        Amy J. Yoder

        The foregoing Compensation Committee Report will not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this information by reference and will not otherwise be deemed to be filed with the SEC under such Acts.

EXECUTIVE COMPENSATION TABLES

2016 SUMMARY COMPENSATION TABLE

        The following table sets forth for each year shown the compensation paid to or earned by each NEO. For a complete understanding of the table, please read the narrative descriptions that follow the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (MAIP) ($)	All Other Compensation ($)	Total ($)

Francis J. Malecha	2016	762,200	—	1,306,226	443,878	581,985	91,034	3,185,323

President and Chief	2015	756,650	—	1,332,270	444,082	409,118	105,810	3,047,930

Executive Officer	2014	746,398	—	1,141,855	380,626	791,208	161,765	3,221,852

John D. Craft(1) Interim Chief Financial Officer	2016	245,037	—	49,768	16,898	74,772	29,492	415,967

Steven N. Berger	2016	380,786	—	294,243	99,974	153,043	51,080	979,126

Senior Vice President,	2015	372,708	—	277,673	92,520	100,790	54,759	898,450

Corporate Services	2014	370,440	—	215,964	71,996	204,567	53,271	916,238

Jack C. Leunig(2)	2016	320,372	—	319,891	108,717	140,243	46,305	935,528

Senior Vice President,	2015	312,090	—	299,978	100,021	120,732	47,766	880,587
Operations

Diana C. Toman(3) Senior Vice President, General Counsel and Corporate Secretary	2016	325,861	150,000	242,807	82,476	133,217	37,335	971,696

Matthew J. Foulston(4)	2016	421,015	—	441,224	149,955	—	23,300	1,035,494

Former Chief Financial	2015	450,000	—	450,150	150,025	162,689	188,224	1,401,088

Officer	2014	36,057	320,000	300,021	—	—	23,180	679,258

(1)  Mr. Craft joined us in March 2015 and assumed the position of Interim Chief Financial Officer on November 2, 2016. He was not an NEO in 2015. As a result, we have only provided information for 2016.

(2)  Mr. Leunig joined us in 2008 and assumed the position of Senior Vice President, Operations in June 2013, but was not an NEO in 2014. As a result, we have only provided information for 2015 and 2016.

(3)  Ms. Toman joined us as Senior Vice President, General Counsel and Corporate Secretary in November 2015. She was not an NEO in 2015. As a result, we have only provided information for 2016.

(4)  Mr. Foulston joined us as Chief Financial Officer in December 2014, resigned from this position on November 2, 2016, and remained our employee until December 1, 2016.

Salary.    The amounts in the Salary column represent the base salary earned for the listed year. For 2016, annual salary increases were effective March 1, 2016, and Mr. Craft's base salary also increased when he assumed the position of Interim Chief Financial Officer on November 2, 2016. See pages 37-38 for more information.

Bonus.    The amounts in the Bonus column represent a cash sign-on bonus paid to Ms. Toman of $150,000 as part of her hiring package when she joined us in November 2015, which was paid in 2016, and to Mr. Foulston of $300,000 as part of his hiring package when he joined us in December 2014. Mr. Foulston was also paid $20,000 as a relocation benefit.

Stock Awards.    The amounts in the Stock Awards column are the aggregate grant date fair value of RSUs and PSUs granted in the listed year, determined in accordance with FASB ASC Topic 718. The RSUs and ROIC PSUs granted in 2016 are subject to performance conditions and their grant date fair value is calculated based on the probable outcome of the performance conditions as of the grant date, using the closing price of our common stock on the grant date. The rTSR PSUs granted in 2016 are subject to a market condition and their grant date fair value is calculated based on a Monte Carlo valuation of each award on the grant date. Estimates of dividend equivalents are included in the calculation of the grant date fair value of RSUs and PSUs. For more information, see Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The above table reflects the grant date fair value of RSUs granted in 2016 assuming the performance hurdle will be achieved and the grant date fair value of ROIC PSUs granted in 2016 assuming that the target level (or 100%) of performance will be achieved. The grant date fair values of ROIC PSUs granted in 2016 assuming that the maximum level (200% of target level) of performance will be achieved are: $862,252 for Mr. Malecha, $32,844 for Mr. Craft, $194,243 for Mr. Berger, $211,158 for Mr. Leunig, $160,272 for Ms. Toman and $291,223 for Mr. Foulston.

See pages 42-44 for more information about RSUs and PSUs granted in 2016, including the vesting schedules, RSU performance hurdle, PSU performance metrics and PSU performance periods.

The grant date fair value generally does not correspond to the actual value that is realized from RSUs or PSUs. The actual values received upon vesting by NEOs in 2016 are included in the Option Exercises and Stock Vesting During 2016 table below. Additional information on all outstanding RSUs and PSUs is reflected in the Outstanding Equity Awards at 2016 Year-End table below.

Option Awards.    The amounts in the Stock Awards column are the aggregate grant date fair value of stock options granted in the listed year, determined in accordance with FASB ASC Topic 718. The amounts were calculated using the Black-Scholes option valuation model. For information regarding the assumptions used in calculating these amounts, see Note 13 to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

See pages 42-44 for more information about stock options granted in 2016, including the vesting schedule and expiration date.

The grant date fair value generally does not correspond to the actual value that is realized from stock options. The actual values received upon exercise of stock options by NEOs in 2016 are included in the Option Exercises and Stock Vesting During 2016 table below. Additional information on all outstanding stock options is reflected in the Outstanding Equity Awards at 2016 Year-End table below.

Non-Equity Incentive Plan Compensation.    The amounts in the Non-Equity Incentive Plan Compensation column reflect the amounts earned under the MAIP. See the discussion beginning on page 38 for more information about these payments, including the performance factors, the performance results and how payment amounts were determined.

All Other Compensation.    The amounts reported in the All Other Compensation column represent the aggregate dollar amount for perquisites and other personal benefits, including our 401(k) plan match, Company profit sharing plan contribution, 1% Company stock contribution, Company contributions to insurance premiums and other benefits. See the discussion beginning on page 35 for more information. In 2016, "All Other Compensation" included the following:

Name	401(k) Plan Company Match ($)	Company Profit Sharing Plan Contribution ($)	1% Company Stock Contribution ($)	Disability and Life Insurance Premiums ($)(1)	Other ($)(2)

F. Malecha	24,000	47,152	11,713	8,169	—

J. Craft	12,882	9,625	2,863	4,122	—

S. Berger	18,880	17,907	4,816	7,464	2,013

J. Leunig	17,142	16,191	4,411	8,561	—

D. Toman	14,100	11,904	3,400	5,121	2,810

M. Foulston	11,925	—	2,650	6,550	2,175

(1)  These are amounts paid by us for Company-sponsored long-term disability insurance and life insurance premiums, which includes accidental death and dismemberment coverage.

(2)  These are amounts paid by us for executive physicals for Mr. Berger and Mr. Foulston and for certain tax preparation expenses for Ms. Toman.

2016 GRANTS OF PLAN-BASED AWARDS

        The following table provides information about MAIP awards and equity awards granted to each NEO during 2016. For a complete understanding of the table, please read the narrative descriptions that follow the table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (MAIP)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)	Awards ($/Sh)	Option Awards ($)

F. Malecha	4/1/2016	200,078	800,310	1,600,620
ROIC PSUs					—	6,117	12,234			431,126
rTSR PSUs					2,873	5,745	8,618			443,974
RSUs						6,117				431,126
Options								43,658	70.48	443,878

J. Craft	4/1/2016	21,337	85,347	170,694
ROIC PSUs					—	233	466			16,422
rTSR PSUs					110	219	329			16,924
RSUs						233				16,422
Options								1,662	70.48	16,898

S. Berger	4/1/2016	47,755	191,018	382,036
ROIC PSUs					—	1,378	2,756			97,121
rTSR PSUs					647	1,294	1,941			100,000
RSUs						1,378				97,121
Options								9,833	70.48	99,974

J. Leunig	4/1/2016	48,213	192,853	385,706
ROIC PSUs					—	1,498	2,996			105,579
rTSR PSUs					704	1,407	2,111			108,733
RSUs						1,498				105,579
Options								10,693	70.48	108,717

D. Toman	4/1/2016	40,754	163,017	326,034
ROIC PSUs					—	1,137	2,274			80,136
rTSR PSUs					534	1,068	1,602			82,535
RSUs						1,137				80,136
Options								8,112	70.48	82,476

M. Foulston	4/1/2016	74,588	298,350	596,700
ROIC PSUs					—	2,066	4,132			145,612
rTSR PSUs					971	1,941	2,912			150,000
RSUs						2,066				145,612
Options								14,749	70.48	149,955

Estimated Possible Payouts under Non-Equity Incentive Plan Awards (MAIP).    The amounts in the columns under the Estimated Possible Payouts under Non-Equity Incentive Plan Awards (MAIP) heading reflect the threshold, target and maximum bonus payment opportunities under the MAIP. The actual MAIP bonus payments are included in the 2016 Summary Compensation Table, above, in the Non-Equity Compensation Plan Compensation column. See discussion beginning on page 38 for more information about these payments, including the performance factors, the performance results and how payment amounts were determined.

Estimated Future Payouts under Equity Incentive Plan Awards.    The amounts in the columns under the Estimated Future Payouts under Equity Incentive Plan Awards reflect the threshold, target and maximum number of shares of our common stock that may be issued with respect to PSUs granted in 2016. RSUs do not have a threshold or maximum. See pages 42-44 for more information about RSUs and PSUs granted in 2016, including the vesting schedules, RSU performance hurdle, PSU performance metrics and PSU performance periods.

All Other Option Awards: Number of Securities Underlying Awards.    The amounts in All Other Option Awards: Number of Securities Underlying Awards column represent the number of shares of our common stock that may be issuable under stock options. See discussion beginning on page 42 for more information about stock options granted in 2016, including the vesting schedule and expiration date.

Grant Date Fair Value of Stock and Option Awards.    The amounts in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of awards determined in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeiture. For more information, see the 2016 Summary Compensation Table beginning on page 50.

OUTSTANDING EQUITY AWARDS AT 2016 YEAR-END

        The following table summarizes the outstanding equity awards held by each NEO as of December 31, 2016. For a complete understanding of the table, please read the narrative descriptions that follow the table.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

F. Malecha	4/1/2016	—	43,658(1)	70.48	4/1/2023	6,117(6)	479,267
						5,745(7)	450,121
						6,117(8)	479,267
	3/10/2015	7,356	22,067(2)	91.75	3/10/2022	4,841(9)	379,292
						3,997(10)	313,165
						4,841(11)	379,292
	3/10/2014	11,726	11,726(3)	87.18	3/10/2021	4,366(12)	342,076
						7,197(13)	563,885
	3/11/2013	18,065	6,021(4)	76.99	3/11/2020

J. Craft	4/1/2016	—	1,662(1)	70.48	4/1/2023	233(6)	18,256
						219(7)	17,159
						233(8)	18,256
	3/30/2015	297	890(5)	93.26	3/30/2022	181(14)	14,181
						152(15)	11,909
						181(16)	14,181

S. Berger	4/1/2016	—	9,833(1)	70.48	4/1/2023	1,378(6)	107,966
						1,294(7)	101,385
						1,378(8)	107,966
	3/10/2015	1,533	4,597(2)	91.75	3/10/2022	1,009(9)	79,055
						833(10)	65,266
						1,009(11)	79,055
	3/10/2014	2,218	2,218(3)	87.18	3/10/2021	826(12)	64,717
						1,361(13)	106,634
	3/11/2013	3,123	1,041(4)	76.99	3/11/2020

J. Leunig	4/1/2016	—	10,693(1)	70.48	4/1/2023	1,498(6)	117,368
						1,407(7)	110,238
						1,498(8)	117,368
	3/10/15	1,657	4,970(2)	91.75	3/10/2022	1,090(9)	85,402
						900(10)	70,515
						1,090(11)	85,402
	3/10/2014	2,311	2,310(3)	87.18	3/10/2021	860(12)	67,381
						1,418(13)	111,100
	3/11/2013	2,711	903(4)	76.99	3/11/2020
	3/12/2012	3,244	—	71.69	3/12/2019
	3/10/2011	2,410	—	86.47	3/10/2018
	3/10/2010	3,145	—	78.51	3/10/2017

D. Toman	4/1/2016	—	8,112(1)	70.48	4/1/2023	1,137(6)	89,084
						1,068(7)	83,678
						1,137(8)	89,084
	11/9/2015					1,825(17)	142,989

M. Foulston	3/10/2015	2,485	—	91.75	3/1/2017

(1)  These stock options vest 25% on April 1, 2017, 2018, 2019 and 2020.

(2)  These stock options vest 25% on March 10, 2016, 2017, 2018 and 2019.

(3)  These stock options vest 25% on March 10, 2015, 2016, 2017 and 2018.

(4)  These stock options vested 25% on March 11, 2014, 2015, 2016 and 2017.

(5)  These stock options vest 25% on March 30, 2016, 2017, 2018 and 2019.

(6)  Reflects RSUs that vest on April 1, 2019. A performance hurdle tied to our 2016 financial performance has been satisfied.

(7)  Reflects PSUs that vest on April 1, 2019, subject to the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 150% of the target award level.

(8)  Reflects PSUs that vest on April 1, 2019, subject to the achievement of performance conditions based on ROIC over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 200% of the target award level.

(9)  Reflects RSUs that vest on March 10, 2018. A performance hurdle tied to our 2015 financial performance has been satisfied.

(10)  Reflects PSUs that vest on March 10, 2018, subject to the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 150% of the target award level.

(11)  Reflects PSUs that vest on March 10, 2018, subject to the achievement of performance conditions based on ROIC over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 200% of the target award level.

(12)  Reflects RSUs that vested on March 10, 2017. A performance hurdle tied to our 2014 financial performance has been satisfied.

(13)  Reflects PSUs that vested on March 10, 2017. The PSUs were based on the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. Based on our actual performance over the performance period, the number of PSUs earned and payable equals 65.21% of the target number of PSUs awarded.

(14)  Reflects RSUs that vest on March 30, 2018. A performance hurdle tied to our 2015 financial performance has been satisfied.

(15)  Reflects PSUs that vest on March 30, 2018, subject to the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 150% of the target award level.

(16)  Reflects PSUs that vest on March 30, 2018, subject to the achievement of performance conditions based on ROIC over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 200% of the target award level.

(17)  Reflects RSUs that vest on November 9, 2018. A performance hurdle tied to our 2016 financial performance has been satisfied.

Market Value of Shares or Units that Have Not Vested.    Amounts in the Market Value of Shares or Units that Have Not Vested column were calculated by multiplying the number of share or units, as applicable, by $78.35, the closing price of our common stock on December 30, 2016, the last trading day of 2016.

OPTION EXERCISES AND STOCK VESTED DURING 2016

        The following table summarizes the value realized (before payment of any withholding taxes and broker commissions) by each NEO upon stock option exercises during 2016 and RSUs and PSUs that vested during 2016. For a complete understanding of the table, please read the narrative descriptions that follow the table.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

F. Malecha	—	—	35,918	2,582,646

J. Craft	—	—	—	—

S. Berger	—	—	4,222	303,773

J. Leunig	2,910	28,428	1,929	138,792

D. Toman	—	—	—	—

M. Foulston	—	—	3,543	244,998

(1)  On February 17, 2016, Mr. Leunig exercised 2,910 options with an exercise price of $58.99.

(2)  Mr. Malecha's vested awards included 27,575 RSUs, which were granted on January 17, 2013 and vested on January 17, 2016, and 3,637 RSUs and 4,706 PSUs, which were granted on March 11, 2013 and vested on March 11, 2016. Mr. Berger's vested awards included 3,496 RSUs and 726 PSUs, which were granted on March 11, 2013 and vested on March 11, 2016. Mr. Leunig's vested awards included 1,299 RSUs and 630 PSUs, which were granted on March 11, 2013 and vested on March 11, 2016. Mr. Foulston's vested awards included 3,543 RSUs, which were granted on December 2, 2014 and vested on March 2, 2016.

Value Realized on Exercise.    Amounts in the Value Realized on Exercise column were calculated by multiplying the number of shares acquired upon exercise by the difference between the closing price of our common stock on the exercise date and the applicable exercise price of the stock options.

Value Realized on Vesting.    Amounts in the Value Realized on Vesting column were calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2016

        The following table summarizes each NEO's compensation under the Restoration Plan for 2016. For a complete understanding of the table, please read the narrative descriptions that follow the table.

Name	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($)	Aggregate Earnings (Losses) in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2016 ($)

F. Malecha	—	62,672	22,522	—	211,697

J. Craft	—	5,177	—	—	—

S. Berger	—	21,409	2,906	—	37,538

J. Leunig	—	17,551	3,846	—	52,504

D. Toman	—	9,210	—	—	—

M. Foulston	—	—	1,314	—	18,593

Executive Contributions in 2016.    The amounts in the Executive Contributions in 2016 column are the amounts that the NEO elected to defer under the Restoration Plan.

Each of our NEOs has the option to participate in the Restoration Plan, which is a non-qualified deferred compensation plan. The Restoration Plan allows eligible U.S.-based employees to voluntarily defer up to 50% of their base salary and 100% of their annual cash bonus. Participants may elect to receive deferred amounts on termination of employment. Distributions may be scheduled as a lump sum payment or as annual installments over a period of up to 10 years. Any amounts credited to the Restoration Plan on behalf of a participant are adjusted for investment gains and losses in the same manner as our Savings Plan (except that our common stock is not offered as an investment option under the Restoration Plan). The Restoration Plan assets are held in a "rabbi trust," and, as a result, are subject to the claims of our general creditors.

Registrant Contributions in 2016.    The amounts in the Registrant Contributions in 2016 column represent the 401(k) plan Company match, Company profit sharing contribution and 1% Company stock contribution made by us and earned by the NEO with respect to 2016, but which will not be paid until March 2017, and are included in the 2016 Summary Compensation Table. If a participant has reached the IRS maximum contribution limit for the Savings Plan, we make the 401(k) plan Company match, Company profit sharing contribution and 1% Company stock contribution to the Restoration Plan, instead of the Savings Plan. See pages 35-36 for more information.

Aggregate Earnings (Losses) in 2016.    The amounts in the Aggregate Earnings (Losses) in 2016 column represent deemed investment earnings or losses from voluntary contributions and Company contributions to the Restoration Plan. We do not guarantee any returns on contributions to the Restoration Plan. The amounts do not represent "above market" earnings (as defined by the SEC) and therefore are not included in the 2016 Summary Compensation Table.

Aggregate Balance at End of 2016.    The amounts in the Aggregate Balance at End of 2016 column include the following amounts that were previously reported in the Summary Compensation Tables as compensation for prior years: $214,575 for Mr. Malecha, $39,015 for Mr. Berger, $14,529 for Mr. Leunig and $17,279 for Mr. Foulston. The amounts in the Aggregate Balance at End of 2016 column do not include the 401(k) plan Company match,

Company profit sharing contribution and 1% Company stock contribution paid in 2017, which are included in the Registration Contributions in 2016 column.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL BENEFITS

        To enable us to offer competitive total compensation packages to our NEOs, as well as to ensure the ongoing retention of these individuals and to ensure they remain focused on stockholder interests, we offer certain post-employment payments and benefits to our NEOs upon the occurrence of several specified events. These payments and benefits are chiefly provided under (i) CIC agreements we have entered into with each of our NEOs, other than Mr. Craft, (ii) Mr. Malecha's employment agreement, and (iii) our 2005 Incentive Award Plan, 2015 Incentive Award Plan and related award agreements.

Change in Control Agreements

        We have entered into "double-trigger" CIC agreements with each of our NEOs, other than Mr. Craft who is not a party to a CIC agreement with us. In addition, Mr. Foulston's CIC agreement terminated as of December 1, 2016, when he was no longer employed by us. Under "double-trigger" change in control agreements, there is no severance payment unless there is a change in control and employment is terminated under specified circumstances. Pursuant to each CIC agreement, an NEO is only entitled to the severance payments and benefits described below if:

  •
  within two years of a change in control, an NEO's employment is terminated without cause or by an NEO for good reason; or

  •
  (i) an NEO's employment is terminated without cause or by an NEO for good reason, (ii) the NEO demonstrates the termination was at the request of a third party who had taken steps to effect a change in control, and (iii) a change in control occurs within 60 days of the NEO's termination.

        In connection with entering into a CIC agreement, each NEO must enter into a Restrictive Covenant Agreement. The following table summarizes the severance payments and benefits provided in connection with a qualifying termination of NEOs under our CIC agreements.

Lump Sum Cash Payment	An amount equal to two times the sum of the NEO's (i) highest annual base salary rate during the 12-month period immediately preceding the termination, plus (ii) an amount equal to the higher of the NEO's (a) average MAIP bonuses during the three full years prior to the termination (annualized in the event the NEO was not employed by us for the entire year) and (b) MAIP bonus (at the target level) for the year in which the termination occurs.

Benefits	Medical, dental, accident, disability and life insurance benefits plans for 18 months or until eligible for these benefits through another employer.

Bonus Payments and Equity Award	See "—Bonus Payments and Equity Awards."

Agreements with Mr. Malecha, Our Chief Executive Officer

        On January 17, 2013, we entered into an employment agreement and a CIC agreement with Mr. Malecha. The following table summarizes the severance payments and benefits provided in connection with termination of

Mr. Malecha's employment under these agreements. To receive these payments and benefits, Mr. Malecha must be in compliance with his Restrictive Covenant Agreement and Confidentiality and Invention Assignment Agreement.

Termination Scenario	Payments and Benefits

Without Cause or by Mr. Malecha with Good Reason	The lesser of (i) an amount equal to 1.5 times Mr. Malecha's highest annual base salary rate during the 12-month period immediately before termination or (ii) continuation of his base salary through January 17, 2018, payable in a single lump sum.

An amount equal to Mr. Malecha's MAIP bonus payment, prorated based on the termination date.

Accelerated vesting of all unvested stock options and RSUs, regardless of any other agreement. Unvested PSUs are retained subject to original terms.

Reimbursement for up to 18 months of premium payments for any COBRA coverage.

Disability	60% of then-current base salary for 12 months after termination. Health benefits for 12 months after termination.

Change in Control	Mr. Malecha's CIC agreement will apply. See "—Change in Control Agreements."

Bonus Payments and Equity Awards

        Bonus Payments.    Any NEO who terminates employment, voluntarily or involuntarily, prior to the MAIP payment date will not receive a MAIP bonus payment, except in the case of a termination under a circumstance covered by a CIC agreement or, for Mr. Malecha, if he is terminated without cause or he terminates with good reason. In these circumstances, the NEO will also be entitled to an amount equal to their respective MAIP bonus payment, prorated based on the termination date.

        Equity Awards.    The treatment of equity awards upon termination of employment depends on the reason for the termination. The following table summarizes treatment of equity awards under various termination scenarios for all NEOs (in addition, the treatment of Mr. Malecha's equity awards if he is terminated without cause or he terminates with good reason is described on page 59).

Termination Scenario	Equity Awards Granted Prior to 2015	Equity Awards Granted Beginning in 2015

Change in Control	Options, RSUs and PSUs: Vesting accelerated if awards are not assumed or an equivalent right is not substituted by the successor entity immediately after a change in control.

Vesting accelerated if, within 18 months of a change in control, an NEO is terminated without cause or terminates for good reason. Vested options must be exercised within one year of the termination date.

The number of PSUs earned will be determined based on actual performance through the date of the change-in-control, termination date or most recent practicable measurement date.

Options, RSUs and PSUs: Vesting accelerated if awards are not assumed or an equivalent right is not substituted by the successor entity immediately after a change in control.

Vesting accelerated if, within 24 months of a change in control (or in the case of Mr. Craft, within 18 months of a change in control), an NEO is terminated without cause or terminates for good reason. Vested options must be exercised within one year of the termination date.

The number of PSUs earned will be determined based on our actual performance through the date of the change in control, termination date or most recent practicable measurement date.

Retirement	Options, RSUs and PSUs: No acceleration of vesting.

Options and RSUs: Unvested options and RSUs are retained subject to original terms, except that the NEO will have until the third anniversary of the retirement date to exercise any vested options.

PSUs: Unvested PSUs are forfeited.

Options, RSUs and PSUs: No acceleration of vesting. Unvested options, RSUs and PSUs are retained subject to original terms, except that the number of options, RSUs and PSUs that vest will be prorated based on the time worked during the vesting period and the NEO will have until the third anniversary of the retirement date to exercise any vested options.

Disability	Options, RSUs and PSUs: No acceleration of vesting. Unvested options, RSUs and PSUs are retained subject to original terms; except that the NEO will have until the third anniversary of the termination date to exercise any vested options.	Options, RSUs and PSUs: No acceleration of vesting. Unvested options, RSUs and PSUs are retained subject to original terms; except that the NEO will have until the third anniversary of the date of disability to exercise any vested options.

Death	Options, RSUs and PSUs: No acceleration of vesting.

Options and RSUs: Unvested options and RSUs are forfeited and the NEO's beneficiary will have until the first anniversary of the date of death to exercise any vested options.

PSUs: Unvested PSUs are retained subject to original terms.

Options: No acceleration of vesting. Unvested options are retained subject to original terms; except that the number of options that vest will be prorated based on the time worked during the vesting period and the NEO's beneficiary will have until the third anniversary of the date of death to exercise any vested options.

RSUs and PSUs: Vesting accelerated and released to NEO's beneficiary within 60 days of date of death. All unvested PSUs are paid at the target level.

Not for Cause Severance with Named Executive Officers Other than Our Chief Executive Officer

        Pursuant to our Severance Guidelines, if an NEO (other than our CEO) is terminated without cause and under a circumstance not covered by a CIC agreement, any severance will be determined on an individual basis by the Compensation Committee. Because Mr. Craft is not party to a CIC agreement, if he is terminated without cause, any severance will be determined by the Compensation Committee.

2016 POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND OTHER EVENTS

        The following table outlines the value of the potential payments, upon a change in control and other events, that would have been paid to each NEO (other than Mr. Foulston) if the NEO's employment was terminated or a change in control occurred on December 31, 2016. Mr. Foulston resigned from his position as our Chief Financial Officer on November 2, 2016, and remained our employee until December 1, 2016. He did not receive any compensation from us in connection with his departure, other than amounts earned or benefits accumulated due to continued service through December 1, 2016, including 401(k) retirement savings and Restoration Plan deferred compensation balances.

Name	Termination Scenario(1)	Lump Sum Payment ($)	MAIP Bonus Amount ($)	Equity Awards(2) ($)	Value of Continued Benefits(3) ($)	Total(4) ($)

F. Malecha	Change in Control	3,125,020	581,985	3,541,967	33,317	7,282,289

	Death	—	—	2,982,327	—	2,982,327

	Disability	457,320	—	3,541,967	22,212	4,021,499

	Without Cause or by Mr. Malecha with Good Reason	797,700	581,985	3,541,967	33,317	4,954,969

J. Craft	Change in Control	—	—	107,022	—	107,022

	Death	—	—	99,051	—	99,051

	Disability	—	—	107,022	—	107,022

S. Berger	Change in Control	1,146,105	153,043	753,748	32,260	2,085,156

	Death	—	—	640,458	—	640,458

	Disability	—	—	753,748	—	753,748

J. Leunig	Change in Control	1,028,550	140,243	811,506	26,151	2,006,450

	Retirement	—	—	335,198	—	335,198

	Death	—	—	691,615	—	691,615

	Disability	—	—	811,506	—	811,506

D. Toman	Change in Control	978,099	133,217	468,676	28,644	1,608,636

	Death	—	—	429,773	—	429,773

	Disability	—	—	468,676	—	468,676

(1)  Retirement is only listed for Mr. Leunig because he is the only NEO who was retirement eligible as of December 31, 2016. The definition of retirement is voluntary retirement on or after attaining age 62, with a combined age and years of service equal to or greater than 67.

(2)  Represents an estimate of the total value of equity awards with accelerated vesting or that are retained upon the occurrence of the termination scenario. Amounts do not include potential payments for dividend equivalents. For PSUs granted in 2014, amounts assume that PSUs earned and payable equal 65.21% of the target number of PSUs awarded, and for PSUs granted in 2015 and 2016, amounts assume that the target level (or 100%) of performance will be achieved. The following table provides the estimates of total value attributable to options, PSUs and RSUs, respectively.

Name	Type of Termination(a)	Options(b) ($)	PSUs(b) ($)	RSUs(b) ($)	Total ($)

F. Malecha	Change in Control	351,778	1,989,554	1,200,635	3,541,967

	Death	134,214	1,989,554	858,559	2,982,327

	Disability	351,778	1,989,554	1,200,635	3,541,967

	Without Cause or by Mr. Malecha with Good Reason	351,778	1,989,554	1,200,635	3,541,967

J. Craft	Change in Control	13,080	61,505	32,437	107,022

	Death	5,109	61,505	32,437	99,051

	Disability	13,080	61,505	32,437	107,022

S. Berger	Change in Control	78,801	423,208	251,739	753,748

	Death	30,229	423,208	187,021	640,458

	Disability	78,801	423,208	251,739	753,748

J. Leunig	Change in Control	85,383	455,972	270,151	811,506

	Retirement	34,101	152,184	148,913	335,198

	Death	32,873	455,972	202,770	691,615

	Disability	85,383	455,972	270,151	811,506

D. Toman	Change in Control	63,841	172,762	232,073	468,676

	Death	24,938	172,762	232,073	429,773

	Disability	63,841	172,762	232,073	468,676

(a)  Retirement is only listed for Mr. Leunig because he is the only NEO who was retirement eligible as of December 31, 2016. The definition of retirement is voluntary retirement on or after attaining age 62, with a combined age and years of service equal to or greater than 67.

(b)  Amounts do not include potential payments for dividend equivalents. For PSUs granted in 2014, amounts assume that PSUs earned and payable equal 65.21% of the target number of PSUs awarded, and for PSUs granted in 2015 and 2016, amounts assume that the target level (or 100%) of performance will be achieved.

(3)  Value of continued participation in medical, dental, accident, disability and life insurance benefit plans.

(4)  Amounts do not include amounts earned or benefits accumulated due to continued service by the NEO through December 31, 2016, including 401(k) retirement savings and Restoration Plan deferred compensation balances. There are no tax gross-ups and individual tax payments are the obligation of each NEO. For more information, see "Termination of Employment and Change in Control Benefits."

AUDIT MATTERS

PROPOSAL 4—RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Appointment of the Independent Registered Accounting Firm

         Ernst & Young LLP ("Ernst & Young") audited our annual financial statements for the year ended December 31, 2016. The Audit Committee has appointed Ernst & Young to be our independent registered accounting firm for the year ending December 31, 2017, and our stockholders are asked to ratify this appointment at the Annual Meeting. We have invited representatives of Ernst & Young to be present at the Annual Meeting and expect they will attend. If present, these representatives will have the opportunity to make a statement and will be available to respond to questions from our stockholders.

Auditor Fees

         The following table shows the fees paid or accrued for audit and other services provided by Ernst & Young for 2016 and 2015 (in thousands):

	2016	2015

Audit Fees(1)	$1,125	$1,048

Audit-Related Fees(2)	$52	$51

Tax Fees(3)	$0	$4

All Other Fees(4)	$6	$2

Total Fees	$1,183	$1,105

(1)  Relates to services associated with the audit of our financial statement, audit of our internal control over financial reporting, review of our quarterly financial statements and statutory audits required internationally.

(2)  Relates to services for pension and employee benefit plan audits.

(3)  Relates to tax services, including tax compliance, tax advice and tax planning.

(4)  Relates to services that are not included in audit fees, audit-related fees and tax fees.

         Under the Audit Committee charter, the Audit Committee must pre-approve all audit and audit-related services provided by the independent registered accounting firm. Each year, the Audit Committee considers a list of specific services and categories of services for pre-approval for the upcoming or current year. All non-audit services that were not included in the pre-approved list are required to be pre-approved by the Audit Committee in advance under policies and procedures established by the Audit Committee to approve non-audit services. The Audit Committee approved all audit, audit-related and tax services provided by the independent registered accounting firm for 2016 and 2015.

Vote Required

         Stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered accounting firm for 2017. Although the Audit Committee has the sole authority to appoint our independent auditors, our Board believes that submitting the appointment of Ernst & Young to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered accounting firm. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during 2017 if it determines that such a change would be in the best interests of us and our stockholders.

         The ratification of the Audit Committee's selection of Ernst and Young as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the meeting. Abstentions will have the same effect as votes against the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS
OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the appointment, compensation and oversight of independent registered public accountants. We have engaged Ernst & Young LLP as our independent auditors since 2005. Our management has the primary responsibility for our financial reporting process, principles and internal controls, as well as preparation of our financial statements. Our independent registered public accountants are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements to accounting principles generally accepted in the United States.

         In fulfilling its responsibilities, the Audit Committee reviewed and discussed with our management the audited financial statements for the year that ended December 31, 2016, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and management's assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Interim Chief Financial Officer their respective certifications with respect to our Annual Report on Form 10-K for the year ended December 31, 2016, and discussed with our management their assessment of our internal controls over financial reporting.

         The Audit Committee reviewed with the independent registered public accountants who are responsible for expressing opinions on (i) the conformity of those audited financial statements with generally accepted accounting principles, and (ii) the effectiveness of internal controls over financial reporting, their judgments as to the acceptability and quality of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and under the standards established by the Public Company Accounting Oversight Board (United States), including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board for Independent Auditor Communications with Audit Committees concerning independence and has discussed those disclosures and other matters relating to independence with the independent registered public accountants.

         The Audit Committee discussed with our internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accountants, with and without our management present, to discuss the results of their examinations of our internal controls, including controls over the financial reporting process and the overall quality of our financial reporting.

         Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by our management and the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of our management and the independent registered public accountants, nor can the Audit Committee certify that the independent registered public accountants are indeed "independent" under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to our management and the auditors on the basis of the information it receives, discussions with our management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

         In reliance on the reviews and discussions with management and with the independent registered public accountants referred to above, and the receipt of an unqualified opinion from Ernst & Young LLP dated March 1, 2017, regarding our audited financial statements for the year ended December 31, 2016, as well as the opinion of Ernst & Young LLP on the effectiveness of internal controls over financial reporting dated March 1, 2017, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Lori A. Walker, Chair Valdemar L. Fischer Richard S. Grant Allan R. Rothwell Paul S. Williams

         The foregoing Report of the Audit Committee of the Board of Directors will not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this information by reference and will not otherwise be deemed to be filed with the SEC under such Acts.

OTHER MATTERS

         We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their judgment.

ADDITIONAL FILINGS AND INFORMATION

         To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability, and as applicable, any additional proxy materials that are delivered, until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions. Stockholders who hold shares in "street name" may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

         If your shares are held by an intermediary broker, dealer or bank in "street name," your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling Broadridge, toll-free at 1-800-542-1061. You will need your 12-digit investor identification number. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or contact your broker, bank or other intermediary.

         If you are a stockholder of record and receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Secretary at Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, or via phone at 913-344-9202, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of the Annual Meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact us at the address above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

         Our SEC filings are available without charge through our website at www.compassminerals.com. Additional copies of the Company's Annual Report to Stockholders are available upon a written request to Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attention: Secretary.

Proxy Solicitation

         We will bear the entire cost of this proxy solicitation. Solicitation of proxies is being made by our management at the direction of our Board, without additional compensation, through the mail, in person or by telephone. We will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for our 2018 Annual Meeting

         Any stockholder who intends to present a proposal at our 2018 annual meeting of stockholders must deliver the proposal to Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attention: Secretary. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received no later than November 21, 2017 and satisfy the requirements of Rule 14a-8 in order to be included in our proxy statement for our 2018 annual meeting.

         Stockholder proposals not made under Rule 14a-8 must be received between January 3, 2018 and February 2, 2018 and satisfy the requirements of our Bylaws in order to be presented at our 2018 annual meeting. However, if the 2018 annual meeting is held more than 30 days before or after the anniversary of the 2017 annual meeting, then to be timely the stockholder's notice must be delivered not earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the 2018 annual meeting or, if later, the 10th day following the day on which we first make a public announcement of the date of such meeting.

By order of the Board of Directors,

Diana C. Toman Senior Vice President, General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on May 2, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE BY 401K STOCKHOLDERS Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COMPASS MINERALS INTERNATIONAL, INC. The Board of Directors recommends you vote FOR each of the following nominees: 1. Election of DirectorsForAgainst Abstain (1a) Valdemar L. Fischer (1b) Richard S. Grant (1c) Amy J. Yoder The Board of Directors recommends that you vote FOR Proposal 2, 1 YEAR for Proposal 3 and FOR Proposal 4: 2. Approve, on an advisory basis, the compensation of Compass Minerals’ namedForAgainstAbstain executive officers, as set forth in the proxy statement. 3Approve, on an advisory basis, the frequency of the advisory approval of1 Year2 Year3 YearAbstain Compass Minerals’ named executive officer compensation. 4. Ratify the appointment of Ernst & Young LLP as Compass Minerals’ independentForAgainstAbstain registered accounting firm for 2017. For address changes and/or comments, please check this boxIn their discretion, the named proxies are authorized and write them on the back where indicated.to vote on any other business properly brought before the meeting and any adjournments or Please indicate if you plan to attend this meeting.YesNopostponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as representative, please give full title and attach papers showing authority, unless previously provided. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. at the annual meeting of stockholders to be held at Compass Minerals’ headquarters, located at 9900 West 109th Street, or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to COMPASS MINERALS INTERNATIONAL, INC. Annual Meeting of Stockholders May 3, 2017 at 9:00 a.m. This proxy is solicited by the Board of Directors The undersigned hereby appoints DIANA C. TOMAN and ZOE A. VANTZOS, and each of them with full power of substitution, proxies of the undersigned to vote the shares of common stock of Compass Minerals International, Inc. (“Compass Minerals”), Suite 100, Overland Park, Kansas 66210 on Wednesday, May 3, 2017 at 9:00 a.m. local time, and at any postponements vote as directed by the undersigned as to those matters set forth on the reverse side hereof and in their discretion on all other matters that are properly brought before the annual meeting. If more than one of the above named proxies shall be present in person or by substitution at such meeting or at any postponement or adjournment thereof, the majority of said proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR each of the nominees, FOR Proposal 2, 1 YEAR for Proposal 3 and FOR Proposal 4. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Address Changes/Comments: